UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒                              Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing party:
	(4)	Date Filed:

UNIVERSAL HEALTH SERVICES, INC.

April 4, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on Wednesday, May 15, 2019, at 10:00 a.m., for the following purposes:

(1)

the election of one director by the holders of Class A and Class C Common Stock (voting together as a single class) and the election of one director by the holders of Class B and Class D Common Stock (voting together as a single class);

(2)	ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
(3)	to act on a stockholder proposal regarding proxy access if properly presented at the meeting; and
(4)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your Proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for your comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman and
Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2019

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 15, 2019 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)

the election of one director by the holders of Class A and Class C Common Stock (voting together as a single class) and the election of one director by the holders of Class B and Class D Common Stock (voting together as a single class);

(2)	ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3)to act on a stockholder proposal regarding proxy access if properly presented at the meeting; and

(4)	the transaction of such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a Company stockholder of record at the close of business on March 19, 2019.

You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 15, 2019:

The Proxy Statement and Annual Report to Stockholders are available at

http://www.edocumentview.com/uhs.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 4, 2019

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?
A:

This Proxy Statement and enclosed forms of Proxy (first mailed to the holders of Class A and Class C Common Stock, and to the holders of Class B and Class D Common Stock who requested to receive printed Proxy Materials, on or about April 4, 2019) are furnished in connection with the solicitation by our Board of Directors of Proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other stockholders beginning on or about April 4, 2019. The Annual Meeting will be held on Wednesday, May 15, 2019 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?
A:

The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock (voting together as a single class) elect one Class II director and to have the holders of Class B and D Common Stock (voting together as a single class) elect one Class II director, each such director to serve for a term of three years until the annual election of directors in 2022 or the election and qualification of his respective successor; (2) the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; (3) to act on a stockholder proposal regarding proxy access if properly presented at the meeting; and (4) to transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3.	Q: Why did holders of Class B and Class D Common Stock receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?
A:

In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Holders of Class B and Class D Common Stock will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to holders of Class B and Class D Common Stock that did not request printed copies of the Proxy Materials, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit http://www.edocumentview.com/uhs. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.
4.	Q: Who may attend the Annual Meeting?
A:

Stockholders of record as of the close of business on March 19, 2019, or their duly appointed Proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our Common Stock as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?
A:

Only stockholders of record as of the close of business on March 19, 2019 are entitled to vote at the Annual Meeting. On that date, 6,577,100 shares of Class A Common Stock, par value $.01 per share, 661,688 shares of Class C Common Stock, par value $.01 per share, 83,842,101 shares of Class B Common Stock, par value $.01 per share, and 18,653 shares of Class D Common Stock, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?
A:

The principal solicitation of Proxies is being made by the Board of Directors by mail. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit Proxies by telephone or other personal contact. We will bear the cost of the solicitation of the Proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. We have not engaged any third party to assist us in solicitation of proxies at the Annual Meeting, but we may decide to retain the services of a proxy solicitation firm in the future if we believe it is appropriate under the circumstances.

7.	Q: What items of business will be voted on at the Annual Meeting?
A:

The holders of Class A and C Common Stock (voting together as a single class) will elect one Class II director and the holders of Class B and Class D Common Stock (voting together as a single class) will elect one Class II director, each such director to serve for a term of three years until the annual election of directors in 2022 or the election and qualification of his respective successor. The holders of Class A, Class C, Class B and Class D Common Stock (voting together as a single class) will vote on the following matters: ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and a stockholder proposal regarding proxy access.

8.	Q: How does the Board of Directors recommend that I vote?
A:

The Board of Directors recommends that holders of Class A and Class C Common Stock  and Class B and Class D Common Stock vote shares “FOR” the election of the respective nominees to the Board of Directors (Proposal 1).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2).

The Board of Directors recommends that holders of Class A, Class C, Class B and Class D Common Stock vote shares “AGAINST” the stockholder proposal regarding proxy access, if properly presented at the meeting; (Proposal 3).

9.	Q: How will voting on any other business be conducted?
A:

Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, your signed Proxy gives authority to the persons named therein. Those persons may vote on such matters at their discretion and will use their best judgment with respect thereto.

10.	Q: What is the difference between a “stockholder of record” and a “street name” holder?
A:

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a stockholder of record?
A:

A separate form of Proxy applies to our Class A and Class C Common Stock and a separate form of Proxy applies to our Class B and Class D Common Stock. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed Proxy Materials, your enclosed Proxy card. If you received printed Proxy Materials, enclosed is a Proxy card for the shares of stock held by you on the record date. If you received printed Proxy Materials, you may vote by signing and dating each Proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for director; “FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and “AGAINST” the stockholder proposal regarding proxy access, if properly presented at the meeting.

12.	Q: How do I vote by telephone or electronically?
A:

Instead of submitting your vote by mail on the enclosed Proxy card (if you received printed Proxy Materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed Proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

13.	Q: How do I vote my shares if they are held in street name?
A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.
14.	Q: Can I change or revoke my vote?
A:

Yes. Any Proxy executed and returned to us is revocable by delivering a later signed and dated Proxy or other written notice to our Secretary at any time prior to its exercise. Your Proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What constitutes a “quorum”?
A:	The holders of a majority of the common stock votes issued and outstanding and entitled to vote, either in person or represented by Proxy, constitutes a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
16.	Q: What are our voting rights with respect to the election of directors?
A:

Our Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share.

As of March 19, 2019, the shares of Class A and Class C Common Stock constituted 7.9% of the aggregate outstanding shares of our Common Stock, had the right to elect five members of the Board of Directors and constituted 87.2% of our general voting power; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options) constituted 92.1% of the outstanding shares of our Common Stock, had the right to elect two members of the Board of Directors and constituted 12.8% of our general voting power.

17.	Q: What are our voting rights with respect to matters other than the election of directors?
A:

As to matters other than the election of directors, our Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law.

Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C Common Stock, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in its discretion, may require holders of Class C or Class D Common Stock to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from our stock records.

18.	Q: Will my shares be voted if I do not sign and return my Proxy card or vote by telephone or internet?
A:

If you are a stockholder of record and you do not sign and return your Proxy card or vote by telephone or internet, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be a nonroutine matter with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

19.	Q: What is a “broker non-vote”?
A:

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by Proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our Proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters. Under the New York Stock Exchange rules, each of the proposals other than the ratification of the selection of the Company’s independent registered public accounting firm is deemed to be nonroutine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

20.	Q: What is the effect of a broker non-vote?
A:

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but will not be considered present and entitled to vote on any matter for which a broker, bank or other nominee does not have authority. For the Annual Meeting, pursuant to the rules of the New York Stock Exchange, your broker, bank or other nominee will be permitted to vote for you without instruction only with respect to Proposal 2 regarding the ratification of PricewaterhouseCoopers LLP. A broker non-vote will not have any impact on the outcome of any other proposals.

21.	Q: What is the vote required to approve each proposal?
A:

Item of Business	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non-Votes

Proposal 1: Election of Directors

One Class II director will be elected by the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting together as a single class, present in person or represented by Proxy and entitled to vote.

One Class II director will be elected by the highest number of affirmative votes of the shares of Class B and Class D Common Stock, voting together as a single class, present in person or represented by Proxy and entitled to vote.

		No effect	Count as votes FOR	No effect on voting

Item of Business	Votes Required for Approval	Abstentions	Signed But Unmarked Proxy Cards	Broker Non-Votes
Proposal 2: Ratification of Independent Registered Public Accounting Firm	Majority of the Class A, B, C and D Common Stock votes, present in person or represented by Proxy and entitled to vote.	Count as votes AGAINST	Count as votes FOR	Not applicable
Proposal 3: Stockholder Proposal regarding Proxy Access	Majority of the Class A, B, C and D Common Stock votes, present in person or represented by Proxy and entitled to vote.	Count as votes AGAINST	Count as votes AGAINST	No effect on voting
22.	Q: Who will count the votes?
A:	The Secretary will count the Class A and Class C votes. Our transfer agent will count the Class B and Class D votes and serve as inspector of elections.
23.	Q: When are stockholder proposals due in order to be included in our Proxy Statement for the 2020 Annual Meeting?
A:

Any stockholder proposal intended to be included in the proxy materials for the 2020 Annual Meeting must be received by us no later than December 6, 2019. Such proposals should be sent in writing by courier or certified mail to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406. Any stockholder proposal must also be in proper form and substance, as determined in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

24.	Q: Can I receive more than one set of Annual Meeting materials?
A:

If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Secretary at Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406, telephone (610) 768-3300. If you share an address with another stockholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Stockholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

25.	Q: How can I obtain additional information about the Company?
A:

Copies of our annual, quarterly and current reports we file with the Securities and Exchange Commission, or SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhsinc.com. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary at Universal Health Services, Inc., Universal Corporate Center, P.O. Box 61558, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 19, 2019, the number of shares of our equity securities and the percentage of each class beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of our general voting power currently held, by (i) all stockholders known by us to own more than 5% of any class of our equity securities, (ii) all of our directors and nominees who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

	Title of Class
Name and Address of Beneficial Owner(1)	Class A Common Stock(2)		Class B Common Stock(2)		Class C Common Stock(2)		Class D Common Stock(2)		Percentage of General Voting Power(3)
	Shares	%	Shares	%	Shares	%	Shares	%
Alan B. Miller	5,163,885(6)(17)(20)	78.5%	8,851,314(4)(11)(12)(18)(21)	9.7%	661,688	100%	—	—	84.3%

Marc D. Miller	1,641,815(7)(15)(17)	25.0%	2,700,150(4)(11)(14)(18)(19)	3.1%	—	—	—	—	2.6%

Elliot J. Sussman, M.D. The Villages Health 1149 Main Street The Villages, FL 32159	—	—	2,500(11)	(5)	—	—	—	—	(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 245 Park Avenue, 20th Floor New York, NY 10167	—	—	86,465(11)	(5)	—	—	—	—	(5)

Warren J. Nimetz Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, NY 10019	615,330(13)(16)(20)	—	789,256(4)(11)(14)	(5)	—	—	—	—	(5)

Lawrence S. Gibbs Erdos Capital 48 Crescent Road Livingston, NJ 07039	—	—	40,463(11)	(5)	—	—	—	—	(5)

Eileen C. McDonnell The Penn Mutual Life Insurance Company 600 Dresher Road Horsham, PA 19044	—	—	37,237(11)	(5)	—	—	—	—	(5)

Steve G. Filton	—	—	470,238(11)(24)	(5)	—	—	—	—	(5)

Marvin G. Pember	—	—	172,129(11)	(5)	—	—	—	—	(5)

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	—	—	7,405,132(8)	8.8%	—	—	—	—	1.1%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	—	—	6,473,221(9)	7.7%	—	—	—	—	(5)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	—	—	9,246,684(10)	11.0%	—	—	—	—	1.4%

Vanguard Specialized Funds—Vanguard Health Care Fund 100 Vanguard Blvd. Malvern, PA 19355	—	—	4,593,600(22)	5.5%	—	—	—	—	(5)

FMR, LLC 245 Summer Street Boston, MA 02210	—	—	5,178,138(23)	6.2%	—	—	—	—	(5)

All directors & executive officers as a group (10 persons)	6,574,600	99.96%	11,731,896	12.6%	661,688	100.0%	—	—	87.6%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.
(3)

As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).

(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.
(5)	Less than 1% of the class of stock or general voting power.
(6)	Includes 400,000 shares of Class A Common Stock that are beneficially owned by Mr. Miller and are held by Mr. Miller in trust for the benefit of his spouse.
(7)

Includes 521,821 shares of Class A Common Stock which are held by three trusts (the “2002 Trusts”) for the benefit of certain of Alan B. Miller’s family members of which Marc D. Miller (who is a named executive officer, director and the son of Alan B. Miller) and Mr. Nimetz are trustees; and 532,194 shares held by the A. Miller Family, LLC, whose members are the 2002 Trusts. Marc D. Miller is the sole manager of the A. Miller Family, LLC and during his tenure as such, has voting and dispositive power with respect to the Class A Common Stock held by the A. Miller Family, LLC.

(8)

These securities are held by Wellington Management Group, LLP and various of its affiliates. Wellington Management Group LLP or its affiliates has shared power to vote or direct the vote of 2,494,269 shares of our Class B Common Stock and shared power to dispose or to direct the disposition of 7,405,132 shares of our Class B Common Stock. Information is based on Amendment No. 14 to Schedule 13G dated February 14, 2019.

(9)

These securities are held by Blackrock, Inc. Blackrock, Inc. has sole power to vote with respect to 5,753,743 shares of our Class B Common Stock and sole power with respect to 6,473,221 shares to dispose or to direct the disposition of 6,473,221 shares of our Class B Common Stock. Information is based on Amendment No. 10 to Schedule 13G dated February 6, 2019.

(10)

These securities are held by The Vanguard Group. Vanguard Group has sole power to vote with respect to 98,146 shares and shared power to vote or direct the vote with respect to 29,588 shares of our Class B Common Stock and shared power to dispose with respect to 125,627 shares and sole power with respect to 9,121,057 shares to dispose or to direct the disposition of 9,246,684 shares of our Class B Common Stock. Information is based on Amendment No. 6 to Schedule 13G dated February 11, 2019.

(11)

Includes 2,132,750 shares issuable pursuant to stock options to purchase Class B Common Stock held by our directors and executive officers and exercisable within 60 days of March 19, 2019 as follows: Elliot J. Sussman, M.D. (2,500) Robert H. Hotz (33,750); Alan B. Miller (1,475,000); Marc D. Miller (241,500); Lawrence S. Gibbs (33,750); Eileen C. McDonnell (30,000); Steve G. Filton (175,000); Warren Nimetz (2,500); and Marvin G. Pember (138,750).

(12)

Includes 28,061 restricted shares awarded during 2016, 2017 and 2018, net of vestings, pursuant to our 2010 Employees’ Restricted Stock Purchase Plan for Alan B. Miller. These shares are subject to forfeiture and vesting pursuant to the terms and conditions set forth in the applicable restricted stock agreements.

(13)

Does not include (i) 521,821 shares of Class A Common Stock which are held by the 2002 Trusts of which Mr. Nimetz is a trustee, and; (ii) 532,194 shares of Class A Common Stock which are held by A. Miller Family, LLC whose members are the 2002 Trusts. Mr. Nimetz disclaims any beneficial interest in the shares.

(14)

Includes 171,426 shares held by the three 2011 Family Trusts for the benefit of Alan B. Miller’s three children. Warren Nimetz and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Nimetz disclaims beneficial ownership of all shares and Marc D. Miller disclaims beneficial ownership of Abby Miller King’s shares (55,763) and Marni Spencer’s shares (55,763).

(15)

Includes 237,800 shares held by the 2012 Family Trust for the benefit of Abby Miller King and Marni Spencer. Warren Nimetz and Marc D. Miller are both Trustees. Marc D. Miller has sole voting power with respect to these shares. Mr. Nimetz disclaims beneficial ownership of these shares and Marc D. Miller disclaims beneficial ownership of Abby Miller King’s shares (118,900) and Marni Spencer’s shares (118,900).

(16)

Includes 356,700 shares held by the 2012 Family Trust for the benefit of Alan B. Miller’s three children. Warren Nimetz is the Trustee of Marc D. Miller’s shares (118,900) and Mr. Nimetz has sole voting power with respect to Marc D. Miller’s shares. Mr. Nimetz disclaims beneficial ownership of these shares.

(17)

Includes 350,000 shares held by three separate limited liability companies 100% of the interests of which are held by the three 2018 Grantor Retained Annuity Trusts, Alan B. Miller, and the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares.  Marc D. Miller disclaims beneficial ownership of Abby Miller King’s shares (100,000) and Marni Spencer’s shares (100,000).

(18)

Includes 400,000 shares held by the three separate limited liability companies 100% of the interests of which are held by 2018 Grantor Retained Annuity Trusts, Alan B. Miller, and the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Alan B. Miller has the sole dispositive power and Marc D. Miller has sole voting power with respect to these shares. Marc D. Miller disclaims beneficial ownership of Abby Miller King’s shares (100,000) and Marni Spencer’s shares (100,000).

(19)

Includes 110,172 shares held by the three 2002 Trusts for the benefit of Alan B. Miller’s three children. Warren Nimetz is a Trustee and disclaims beneficial ownership of these shares. Marc D. Miller has sole voting power with respect to these shares and Marc D. Miller disclaims beneficial ownership interest of Abby Miller King’s shares (22,815) and Marni Spencer’s shares (43,247).

(20)

Includes 258,630 shares held by The Alan B. Miller 2002 Trust. Warren Nimetz is the Trustee of the Trust and has sole voting power with respect to these shares. Mr. Nimetz disclaims any beneficial interest in the shares.

(21)	Excludes 10,810 shares in The Alan and Jill Miller Foundation.
(22)

These securities are held by Vanguard Specialized Funds - Vanguard Health Care Fund. Vanguard Specialized Funds - Vanguard Health Care Fund has sole power to vote with respect to 4,593,600 shares of our Class B Common Stock and holds no dispositive power. Information is based on Amendment No. 2 of Schedule 13G dated February 1, 2019.

(23)

These securities are held by FMR, LLC and its affiliates. FMR, LLC has sole power to vote with respect to 559,345 shares of our Class B Common Stock and sole power with respect to 5,178,138 shares to dispose or to direct the disposition of 5,178,138 shares of our Class B Common Stock. Information is based on the initial filing of Schedule 13G dated February 13, 2019.

(24)	Includes 45,000 shares pledged to Merrill Lynch as collateral in connection with a personal loan extended to Mr. Filton.

Equity Compensation Plan Information

The table below provides information, as of the end of December 31, 2018, concerning securities authorized for issuance under our equity compensation plans.

Plan Category (1.)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2.)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (3.)
Equity compensation plans approved by security holders	9,674,791	$115.39	7,298,643
Total	9,674,791	$115.39	7,298,643

(1.)	Shares of Class B Common Stock.
(2.)

As of March 27, 2019, there were 10,385,707 options outstanding with a weighted-average exercise price of $123.55 and weighted average remaining term of 3.22 years.  In addition, there were 292,837 full-value shares outstanding as of March 27, 2019.

(3.)

As of March 27, 2019, the Company’s Stock Incentive Plan had 3,910,300 shares remaining for future issuance, and the Restricted Stock Purchase Plan had 197,543 shares remaining for future issuance, for a total of 4,107,843 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently comprised of seven members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting and, in the case of this Annual Meeting, directors will be elected as Class II directors. Under our Restated Certificate of Incorporation, holders of shares of our outstanding Class B and Class D Common Stock (voting together as a single class) are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in Class II and one in Class III, and the holders of Class A and Class C Common Stock (voting together as a single class) are entitled to elect the remaining five directors, three in Class I, one in Class II, and one in Class III.

The persons listed below include our Board of Directors and nominees. The terms of the current Class II directors, Messrs. Warren J. Nimetz and Robert H. Hotz, expire at the 2019 Annual Meeting. Mr. Nimetz has been nominated to be elected by the holders of Class A and C Common Stock and Mr. Hotz has been nominated to be elected by the holders of Class B and D Common Stock. We have no reason to believe that any of the nominees will be unavailable for election; however, if either nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
DIRECTOR NOMINEES

Warren J. Nimetz	II	A Common C Common	62	Mr. Nimetz is a Partner at the law firm of Norton Rose Fulbright and has been an attorney since 1979. We utilized during the year ended December 31, 2018, and currently utilize, the services of Norton Rose Fulbright as outside counsel.	2018

Robert H. Hotz	II	B Common D Common	74	Senior Managing Director, Global Co-Head of Corporate Finance, and Vice Chairman of Houlihan Lokey Howard & Zukin. Member of the Operating Committee, Houlihan Lokey Howard & Zukin since June 2002. Previously a member of the Board of Directors, Houlihan Lokey Howard & Zukin and Senior Vice Chairman, Investment Banking for the Americas of UBS LLC.	1991

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
DIRECTORS WHOSE TERMS EXPIRE IN 2020

Alan B. Miller	III	A Common C Common	81	Our Chairman of the Board and Chief Executive Officer since 1978 and previously served as President until May 2009. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Chairman of the Board of Trustees, Chief Executive Officer and President of Universal Health Realty Income Trust. Father of Marc D. Miller, a Director and President.	1978

Lawrence S. Gibbs	III	B Common D Common	47	Chief Investment Officer at Erdos Capital since January 2017. Previously served in various portfolio manager and chief investment officer roles including portfolio manager at JP Morgan Chase Bank NA.	2011

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
DIRECTORS WHOSE TERMS EXPIRE IN 2021
Elliot J Sussman, M.D.	I	A Common C Common	67	Chairman of the Villages Health. Former President and Chief Executive Officer of Leigh Valley Hospital and Health Network from 1993 to 2010. Currently, a member of the Board of Directors of Yale New Haven Health System since 2011.	2018

Marc D. Miller	I	A Common C Common	48

Appointed as our President in May 2009. Previously served as Senior Vice President and Co-Head of our Acute Care Division during 2007 and served as a Vice President since January 2005. Served as Vice-President of our Acute Care Division since August 2004; Assistant Vice President and Group Director of Acute Care Division, Eastern Region since June 2003, and; served in other management positions at various hospitals from 1999 to 2003. Currently serves as a member of the Board of Trustees of Universal Health Realty Income Trust and as a member of the Board of Directors of Premier, Inc. Son of Alan B. Miller, our Chief Executive Officer and Chairman of the Board.

					2006

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Business Experience	Director Since
Eileen C. McDonnell	I	A Common C Common	56

Ms. McDonnell currently serves as Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company since her appointment in February 2011. Ms. McDonnell joined Penn Mutual in 2008 and previously served as President of the company. She was also appointed to The Penn Mutual Board of Trustees in 2010. Ms. McDonnell also serves on the Board of Janney Montgomery Scott LLC, a wholly owned subsidiary of Penn Mutual. Before joining Penn Mutual,

Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly-owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company. Ms. McDonnell serves as the Chairman of the Insurance Federation of Pennsylvania. She also serves on the Corporate Council of Children’s Hospital of Philadelphia and is a national advisor to Vision 2020, an initiative of Drexel University College of Medicine Institute for Women’s Health and Leadership.

					2013

See the “Corporate Governance” section for additional information about our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected, and as a matter of good corporate governance, is requesting ratification by the stockholders of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2019. PricewaterhouseCoopers LLP has served as our independent registered public accountants since 2007. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its stockholders.

PricewaterhouseCoopers LLP representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Vote Required

Ratification of the selection of the independent registered public accountants by the stockholders requires that affirmative “FOR” vote of the holders of a majority of the Class A, Class B, Class C and Class D Common Stock votes present in person or represented by proxy and entitled to vote on the matter. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS

We have been notified that the Comptroller of the City of New York, Scott M. Stringer, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”) intends to present a non-binding proposal for consideration at the Annual Meeting. The Comptroller of the City of New York represents that each System intends to continue to hold at least $2,000 worth of securities of Universal Health Services, Inc., (“UHS”) through the date of UHS’ next annual meeting. The stockholders making this proposal have provided the proposal and supporting statement, which is set forth below.

The Board opposes adoption of the proposal and asks stockholders to review the Board’s statement in opposition to the proposal, which follows the stockholders’ proposal and supporting statement below.

Stockholder Proposal Regarding Proxy Access

RESOLVED: Shareholders of the Universal Health Services, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;
b)

give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)

certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company..

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1 )

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. We believe a similar proposal received a majority of non-insider votes cast at the company in 2018. Additionally, more than 440 companies have enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

MANAGEMENT’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

This is the fourth consecutive year that our stockholders have been asked to vote on this proposal or a substantially similar proposal regarding “proxy access.”  Each “proxy access” proposal submitted to stockholders at our annual meetings has received the support of less than 10% of the common stock votes represented in person or by proxy at the meeting.  Our Board of Directors continues to believe that the implementation of proxy access is not in the best interests of our Company.  The Board has carefully considered this specific proposal and recommends a vote AGAINST it.

It is the Board of Directors’ view that our corporate governance policies already ensure that the Board of Directors is accountable to stockholders, and that this proposal would undercut the role that the Board of Directors and the Nominating and Governance Committee play in evaluating director nominees.  This proposal calls for you to approve a process that would enable special interest groups collectively owning as little as 3% of the Company’s outstanding shares to nominate directors that promote their own agendas, potentially at the expense of the long-term interests of stockholders.  With non-management directors constituting 70% of the Board of Directors and routinely receiving more than 90% of all votes cast, and our enhanced stockholder engagement program, the Company already has a Board of Directors that is accountable to stockholders, responsive to your input, and committed to promoting your best interests.

This proposal advances a solution for a problem that does not exist at the Company, as our current corporate governance policies and practices provide stockholders with the ability to effectively express their views and participate meaningfully in director elections, and ensure that the Board of Directors is accountable to stockholders.  For example,

•

As a “controlled company” for purposes of NYSE Listed Company Manual Section 303A.00, we are not required to have a majority of independent directors and we are exempt from the NYSE’s requirements relating to compensation committees and nominating/corporate governance committees.  However, the Company has a majority of independent directors on our Board of Directors and all independent directors serving on our Compensation Committee and Nominating & Governance Committee.  We believe that our Board and committee structure provides independence and good corporate governance practices while our multi-tiered voting structure preserves our ability to manage the Company in the best interests of all our stockholders.

•	We have an empowered Lead Independent Director.
•	Stockholders are able to:
o	communicate directly with any director, including our independent directors, as discussed in this Proxy Statement under “Stockholder Communications”;
o	propose director nominees to the Nominating and Governance Committee;
o	directly submit nominations of director candidates at our annual meetings, subject to the conditions set forth in our By-laws; and
o	submit proposals for consideration at our annual meetings and for inclusion in the Company’s proxy statement.

•	We do not have a “poison pill” which would limit the amount of shares any group of stockholders could hold.

Since its founding in 1979 UHS has become one of the largest and most respected hospital management companies in the nation.  As a Fortune 500 corporation, with net revenues of approximately $10.8 billion generated during the year ended December 31, 2018 that produced net income of approximately $800 million, UHS subsidiaries own and operate 350 inpatient acute care and behavioral health care facilities in 37 states, the District of Columbia, Puerto Rico, and the United Kingdom, and employ more than 87,000 people.  Our governance structure has enabled us to grow our business and to succeed despite a rapidly changing landscape and changes in technology, market structure and regulatory regimes.  The tenure of our directors enables the Board to provide insight into the rationale and historical context for past decisions and strategies that has allowed us to successfully adapt to our evolving business environment.  This continuity increases the full Board’s collective experience, provides new directors the opportunity to learn about our business from the continuing directors and improves the Board’s ability to develop, refine, and execute our long-term strategic plans.  All of this is even more important in today’s uncertain environment with increased challenges and opportunities facing companies within the healthcare industry.  An abrupt change in the composition of our Board could impair our progress in achieving our strategic goals.

Our independent Nominating and Governance Committee and our Board of Directors are in the best position to identify potential director nominees with the experience and qualities to serve on the Board of Directors, and to determine whether such candidates will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all stockholders, not just those with special interests.

The Nominating and Governance Committee also carefully reviews and considers the independence of potential nominees.  Stockholders already have a voice in this process and the ability to nominate potential directors for consideration by the Committee.  Through this process, we believe that our Nominating and Governance Committee and Board achieve the optimal balance of identifying and nominating directors that best serve the Company and all of our stockholders.

This proxy access proposal would potentially enable a holder, or a group of holders, with ownership of as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of stockholders as a whole.  For example, the Board of Directors believes that this proposal invites the influence of special interest groups who do not owe fiduciary duties to the Company on decisions that are more appropriately made by the Board of Directors. Were this proposal implemented, a small group of stockholders could nominate directors with a special interest agenda, or a slate of nominees focused on short-term interests rather than creating long-term value for, and promoting the best interests of, all stockholders. The Board of Directors does not believe this is in the best interests of the Company or its stockholders.

In addition, the Board believes that the potential for frequent contested elections arising from proxy access would not only be highly distracting to the Board and management, but could also encourage a short-term focus with respect to the management of the business that would not be in the long-term interests of our stockholders. We believe that our Board’s stability has driven, and will continue to drive, long-term value for stockholders who are committed to holding our stock for extended periods. As a testament to this belief, our shares have outperformed leading stock indices by significant margins since our initial public offering in 1981. More recently, since 2000, our stock performance has outperformed the S&P 500 Index by a margin of 5.7 to 1 during the 19-year period ended December 31, 2018. After various stock splits and reinvested dividends are considered, an investor who purchased $1,000 of our Class B Common Stock on January 1, 2000, would have had an investment valued at $14,040 as of December 31, 2018, as compared to $2,466 for a $1,000 investment made in the S&P 500 Index during the same period.

The Board further believes that the current measures the Company employs for the nomination and election of directors, as well as the Company’s stockholder engagement program, have led to a Board that is responsive to stockholder input and promotes a strategy of long-term value creation.  While our Board strives to implement corporate governance best practices when appropriate, our Board believes that proxy access would be unnecessary and counterproductive for the Company.  Moreover, our Board believes that proxy access could disrupt the functioning of our Board and adversely affect the implementation of our long-term strategy.

For the foregoing reasons, while we recognize that proxy access is a topic of growing interest and we will continue to monitor its implementation by and effect on other U.S. public companies, the Board of Directors believes that this proposal is not in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS DESCRIBED IN PROPOSAL NO. 3.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our 2018 Performance

The following are highlights of our 2018 financial and operating performance:

•	During 2018, our adjusted net income attributable to UHS (see A. below) increased to $894.4 million, or $9.53 per diluted share, as compared to $725.5 million, or $7.53 per diluted share, during 2017.
•	Our net revenues increased 3.5% to $10.77 billion during 2018 as compared to $10.41 billion during 2017.
•

Net revenues at our acute care hospitals owned during both years increased 4.6% during 2018 as compared to 2017. During 2018 at these facilities, adjusted admissions (adjusted for outpatient activity) increased 2.1% and adjusted patient days increased 4.8% as compared to 2017.

•

Net revenues at our behavioral health care facilities owned during both years increased 2.6% during 2018 as compared to 2017. During 2018 at these facilities, adjusted admissions increased 3.0% and adjusted patient days increased 0.5% as compared to 2017.

In addition to strong financial performance, we continued to focus on delivering quality care to our patients. The following are a few of the quality and patient care highlights achieved in 2018:

•	We invested more than $400 million in our acute care division, and approximately $260 million in our behavioral health care division, to construct, expand, equip and improve our facilities.

Acute Care Services:

•	Our acute care hospital delivered nearly $1.9 billion in uncompensated care.
•

The Patient Safety Index 90 (“PSI-90”) is a composite of indicators created by the Agency for Healthcare, Research and Quality. The PSI-90 provides an overview of hospital level quality as it relates to a set of potentially preventable hospital related events associated with harmful outcomes for patients. For 2018, the UHS PSI 90 score of 0.411 was better than the national average of 1.00.

•

Risk-adjusted observed to expected mortality (“O:E Ratio”) is another commonly used method to assess acute care quality (an O:E Ratio of 1.0 represents the average mortality rate; less than 1.0 represents a better-than-expected mortality rate). The Company’s acute care 2018 O:E Ratio of 0.7969 compared favorably to the expected.

•

Eleven of our acute care hospitals were awarded an ‘A’ from The Leapfrog Group’s Fall 2018 Hospital Safety Grade. The designation recognizes our hospitals’ efforts in protecting patients from harm and meeting the highest safety standards in the United States.

Behavioral Health Care Services:

•

The Centers for Medicare and Medicaid Services’ inpatient psychiatric facility quality reporting measures compare our behavioral health care facilities to approximately 1,500 providers in the U.S. Our behavioral health results exceed the average of the group in 12 out of 15 indicators.

•

The Joint Commission’s Core Measures for hospital-based inpatient psychiatric services quality compares our behavioral health care facilities to over 700 providers in the U.S.  The results indicate that, on a comparative basis, our behavioral health care facilities outperform the group in all four measures.

•

In 2018, patients in our behavioral health care facilities rated their overall care, on average, as 4.5 out of 5 in our patient satisfaction surveys. More than 91% indicated they felt better following care at one of our facilities and almost 90% would refer a friend or family member in need of care.

A.

Adjusted net income and adjusted net income per diluted share for 2018 and 2017 were publicly disclosed and reconciled to our reported results for each year on the Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information, included with our earnings for the years ended December 31, 2018 and 2017, as filed on Form 8-K on February 27, 2019.

Compensation Philosophy and Objectives

Our compensation philosophy of aligning pay strongly with performance is grounded in best practices that are regulatory compliant, financially sound and provide long-term value to stockholders. Specifically, we:

•	Review peer group market data on an annual basis;
•	Discuss financial and operational performance rigorously in determining any base salary and incentive decisions;
•	Enforce maximums on incentive payments to limit undue risk;
•	Evaluate our compensation practices on an annual basis;
•	Retain an independent, outside consultant;
•	Do not provide plans generally outside of current market practices, and;
•	Do not offer excessive perquisites to our executives.

In designing our compensation programs for our named executive officers, we follow our belief that compensation should reflect the value created for stockholders while supporting our strategic business goals. In doing so, our compensation programs reflect the following objectives:

•	Compensation should encourage increases in stockholder value;
•	Compensation programs should support our short-term and long-term strategic business goals and objectives;
•	Compensation programs should reflect and promote our core values set forth in our mission statement, which includes commitment to excellence, high ethical standards, teamwork and innovation;
•	Compensation should reward individuals for outstanding performance and contributions toward business goals, and;
•	Compensation programs should enable us to attract, retain and motivate highly qualified professionals.

These objectives govern the decisions that the Compensation Committee of the Board of Directors (the “Compensation Committee”) and management of the Company make with respect to the amount and type of compensation payable to our named executive officers. The Compensation Committee believes that linking executive compensation to corporate performance results in a strong alignment of compensation with corporate business goals and stockholder value. This belief has been adhered to through the use of incentive pay programs that provide competitive compensation for achieving superior performance and creating value for stockholders. Executives are rewarded commensurately for the achievement of specified business goals and performance objectives, which may increase the value of our stock. Our compensation programs are reviewed annually to ensure that these objectives continue to be met.

Compensation Setting Process

The Compensation Committee has traditionally taken into account the input and recommendations of our Chairman and Chief Executive Officer, Mr. Alan Miller, with respect to our compensation programs, including the compensation arrangements with our named executive officers other than himself. The Compensation Committee believes that Mr. Alan Miller, due to his role within the Company, his years of healthcare experience and other factors, as mentioned below, is a valuable resource to the Compensation Committee. Mr. Alan Miller attends certain Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Mr. Alan Miller conducts formal performance evaluations on an annual basis of the named executives who have direct reporting responsibility to him.

Unlike our other named executive officers, Mr. Alan Miller’s base salary, target annual bonus and certain perquisites are determined under his employment agreement. Please also refer to the discussion of Mr. Alan Miller’s employment agreement in the Chief Executive Officer Employment Agreement section of this Proxy Statement. In addition, the compensation setting process for Mr. Alan Miller varies from that of our other named executive officers because it is determined by the Compensation Committee without Mr. Alan Miller’s participation. The Compensation Committee, in determining Mr. Alan Miller’s compensation, takes into account his position as Chief Executive Officer, his role as a founder of our Company in 1978, his years of dedicated service and his expertise and reputation in the hospital management industry. The Compensation Committee also considers Mr. Alan Miller’s responsibilities in overseeing all of our Company’s businesses, operations, development and overall strategy and his role as the public face of our Company, which shapes our corporate image and identity. These factors differentiate Mr. Alan Miller from the other named executive officers.

In addition, for Mr. Alan Miller and the Company’s other named executive officers, the Compensation Committee reviewed data prepared in early 2018 by Pay Governance LLC that compared the Company’s executive compensation levels to data for comparable positions from two reference points: a primary reference of other similar companies within the healthcare industry; and a secondary reference of size-adjusted (by revenues) data from the broader general industry. Data for the primary reference were drawn from publicly filed proxies of peer healthcare companies, and data for the secondary reference were drawn from published compensation surveys covering a range of companies and industries. Data were compiled for all elements of compensation including base salary, annual incentive opportunity, and equity/long-term incentive awards. These data, as well as Company-specific factors including the prior year performance of our executives and the Company’s operating and shareholder return performance relative to our competitors, were considered by the Committee in determining 2018 compensation for Mr. Alan Miller and our other named officers. In light of the above factors, the Compensation Committee approved the base salary, annual cash incentive opportunity, and long-term compensation award to each of the named executive officers in 2018 and believes that the forms and amounts of compensation for each year adequately reflect our compensation goals and policies.

Elements of Compensation

Our executive compensation is based on six primary components, each of which is intended to serve the overall compensation objectives. These components include:

•	annual base salary;
•	annual cash incentive;
•	long-term incentive awards, and;
•	deferred compensation, retirement benefits and other benefits, including perquisites.

Annual Base Salary

Our annual base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance, the performance of each individual executive and general economic conditions.

In establishing the base salary for our named executive officers, various criteria are reviewed including the following:

•	the executive officer’s achievements, performance in his or her position with us, taking into account the tenure of service, the complexity of the position and current job responsibilities;
•	Mr. Alan Miller’s recommendations as to the proposed base salary, other than his own;
•	company financial performance, and;
•	salaries of similar positions in our healthcare competitor companies and general industry comparisons.

For our named executive officers, an analysis was conducted in 2018 utilizing the most currently available proxy statements and financial results, as filed with the Securities and Exchange Commission, from seven companies that we believe are our most direct competitors. We believe these companies, which are indicated below, are comparable peer companies based upon the median revenues of this peer group, which were approximately $6.4 billion as compared to our 2018 revenues of $10.8 billion.

The companies are:

•	Acadia Healthcare Company, Inc.
•	Community Health Systems Inc.
•	HCA Inc.
•	Kindred Healthcare, Inc.
•	LifePoint Hospitals, Inc.
•	Tenet Healthcare Corporation
•	Brookdale Senior Living Inc.

For Mr. Alan Miller, his 2018 base salary exceeded the 90th percentile of the peer and general industry groups, due to his long tenure in the position, his value as the Company’s founder, his status within the healthcare industry and his performance. The median years of same company/role experience of other executives in the peer group was 9.3 years compared to Mr. Alan Miller’s 40 years.

For 2018, the actual base salary rates for our named executives (excluding Mr. Alan B. Miller) were within approximately 15% of their respective median base salary market rates (as assessed relative to our peer and general industry groups).  For 2018, for our other named executive officers (excluding Mr. Alan Miller), we targeted the median (50th percentile) base salary paid by the peer companies (listed above), along with the median of broader general industry data, to establish our base market rate. We generally consider our base salaries to be competitive if they are approximately within a 15% range of the median market rate. However, actual base salaries are not dictated solely by the median market rate. We also take into account an individual’s expertise, tenure in the position, responsibilities and achievements.

Annual Cash Incentives

Cash incentives for our named executive officers are awarded under the Executive Incentive Plan, which was adopted by our stockholders at our 2010 Annual Meeting and re-approved by our stockholders at our 2015 Annual Meeting. The Executive Incentive Plan is intended to support our efforts to attract, retain and motivate highly qualified senior management and other executive officers of the Company and its affiliates through the payment of performance-based incentive compensation. Annual incentive compensation may be awarded under the Executive Incentive Plan to our named executive officers and others as selected by the Compensation

Committee for any calendar year. The Compensation Committee believes that the payment of cash incentives to our named executive officers under the Executive Incentive Plan is consistent with the objectives for our compensation programs by rewarding such officers for the achievement of specified business goals and performance objectives and that may increase the value of our stock.

The amount of an employee’s cash incentive award for a calendar year is based upon the employee’s target cash incentive and the extent to which the performance goal(s) applicable to the employee are achieved. For each calendar year, an employee’s target cash incentive will be equal to a fixed percentage of the employee’s base salary earned during the year.

The Compensation Committee establishes performance goals for the named executive officers using such business criteria and other measures of performance discussed herein and the Compensation Committee will establish objective performance goals based upon one or more of the following business criteria:

•	attainment of certain target levels of, or a specified increase in, after-tax or pre-tax profits;
•	attainment of certain target levels of, or a specified increase in, earnings per diluted share or adjusted earnings per diluted share, and;
•	attainment of certain target levels of, or a specified increase in, return on capital or return on invested capital.

In the case of an award intended to qualify as “performance-based compensation”, the applicable target cash incentive, performance goals and performance factors with respect to any calendar year will be established in writing by the Compensation Committee no later than 90 days after the commencement of that year. Promptly after the date on which the necessary financial or other information for a particular year becomes available, the Compensation Committee will determine the amount, if any, of the cash incentive compensation payable to each participant for that calendar year and will certify in writing prior to payment that the performance goals for the year were in fact satisfied. The maximum incentive award which any participant may earn under the Executive Incentive Plan for any calendar year shall not exceed $5 million. The Executive Incentive Plan provides the Compensation Committee with the discretion to establish higher or lower performance factors for levels of performance that are more or less than the target levels. Performance goals may be adjusted for changes in accounting methods, corporate transactions and other similar types of events.

On December 22, 2017, the President of the United States signed into law comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “TCJA-17”).  TCJA-17 modifies Section 162(m) under the Code removing the exception for performance-based compensation applicable to years beginning after December 31, 2017.  This change does not apply to compensation stemming from contracts entered into on or before November 2, 2017, unless such contracts were materially modified on or after that date.  Compensation agreements entered into and share-based payment awards granted after this date will be subject to the revised terms of Section 162(m).

2018 Annual Cash Incentive Formula and Performance Goals:    The Compensation Committee approved the specific formula for the determination of the target annual cash incentive compensation for our executive officers pursuant to the Executive Incentive Plan with respect to the years ending December 31, 2018. Under the formulae approved by the Compensation Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s base salary as a target bonus to be paid based on pre-specified performance criteria. The target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated July 24, 2013, as amended on November 5, 2018.

The following table shows each named executive officer’s target bonus as a percentage of his or her base salary for 2018. With respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2018 was determined using the corporate performance criteria, as described below. With respect to Mr. Pember, 25% of his annual incentive bonus was based upon the achievement of the corporate performance criteria and 75% of his annual incentive bonus was based upon the achievement of the divisional income targets, as described below. Ms. Osteen resigned from the Company effective December 13, 2018 and therefore was not eligible for a 2018 annual incentive bonus.

Name	Title	Target Incentive Bonus Award as a % of salary
Alan B. Miller	Chief Executive Officer and Chairman of the Board	100%
Marc D. Miller	President	65%
Steve G. Filton	Executive Vice President and Chief Financial Officer	50%
Marvin G. Pember	Executive Vice President and President-Acute Care Division	50%
Debra K. Osteen (Resigned in December, 2018)	Former Executive Vice President and President-Behavioral Health Division	50%

As part of our peer company compensation review for executive officers as discussed above in Annual Base Salary, we also target the median (50th percentile) market rate from our healthcare peers and the broader general industry data when determining each officer’s target annual incentive. For 2018, our target annual incentive opportunities were assessed as being below the market 25th percentile. Actual cash incentive awards, however, appropriately vary from this targeted level based upon performance, consistent with our pay for performance philosophy, and are detailed in the Summary Compensation Table in this Proxy Statement. The Compensation Committee believes that the annual incentive opportunities offered to our named executive officers are appropriate to facilitate our ability to attract, retain, motivate and reward our named executive officers, and that actual incentive payouts appropriately reflect the Company’s performance.

Pursuant to the Plan and the formulae approved by the Compensation Committee, each executive officer is entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of adjusted net income per diluted share attributable to UHS, and; (ii) a specified range of target levels of return on capital (adjusted net income attributable to UHS divided by quarterly average net capital) for the year ending December 31, 2018. The adjusted net income per diluted share attributable to UHS generally excludes amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. As disclosed on the Schedule of Non-GAAP Supplemental Information for the year ended December 31, 2018 (“Supplemental Schedule”) included with our 2018 financial results as filed on Form 8-K on February 27, 2019, our 2018 adjusted net income per diluted share excluded the impact of the increase in the reserve established in connection with the civil aspects of the government’s investigation of certain of our behavioral health care facilities, the impact on our provision for income taxes resulting from our adoption of ASU 2016-09 which amended the accounting for employee share-based payment transactions and the impact of the provision for intangible asset impairment to reduce the carrying value of a tradename intangible asset previously recorded in connection with our 2015 acquisition of Foundations Recovery Network, L.L.C.

On March 21, 2018, the Compensation Committee approved specific bonus formulae for the determination of annual incentive compensation for our named executive officers pursuant to the Executive Incentive Plan for the year ending December 31, 2018. Pursuant to the terms of the Executive Incentive Plan for 2018, our named executive officers were eligible to receive the applicable portion of their annual cash incentive (which were based on the corporate performance criteria) at various increments ranging from 0% of their bonus target award (based upon the achievement of a Target of adjusted net income per diluted share attributable to UHS of $8.69 or less, and Return on Capital of 8.8% or less) up to 250% of their annual cash incentive target award (based upon the achievement of a Target of adjusted net income per diluted share attributable to UHS of $10.44 or greater and Return on Capital of 10.7% or greater). Although the cash incentive formula for 2018 was unchanged from 2017’s cash incentive formula, the Targets have been adjusted, as necessary, to correlate to the range of our estimated 2018 adjusted net income per diluted share attributable to UHS, as publicly disclosed.

On February 28, 2018, we publicly disclosed our 2018 estimated range of adjusted net income per diluted share attributable to UHS of $9.25 to $9.90. The 2018 Target of adjusted net income per diluted share attributable to UHS, which represented the approximate midpoint within the publicly disclosed range of our projected consolidated earnings per diluted share estimate for the year, was $9.57 per diluted share. The 2018 Return on Capital Target was 9.8%. In October of 2018, based upon our actual operating results experienced during the first nine months of 2018, we publicly disclosed a decrease to the upper end of our previously disclosed estimated range of adjusted net income per diluted share attributable to UHS for 2018 (reduced the upper end of the range to $9.60 per diluted share from $9.90 per diluted share while the lower end of the range of $9.25 per diluted share remained unchanged); however, our annual incentive performance targets were not impacted by these publicly disclosed revisions.

The divisional income targets consist of the projected aggregate pre-tax income for our Acute Care and Behavioral Health Services segments, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The actual divisional income and the targets generally exclude, among other things, amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. The divisional income targets may be adjusted to include the impact of acquisitions or divestitures made during the year, if material.

For 2018, to the extent that the actual divisional results exceeded the target, Mr. Pember was entitled to 75% of the following (as applied to his annual base salary) as the portion of his annual bonus that is based upon his divisional income target: (i) 25% if actual results meet the divisional income target; (ii) 50% if actual results exceed the divisional income target by the greater of 5% or $10 million; (iii) 75% if actual results exceed the divisional income target by the greater of 10% or $20 million, and; (iv) 100% if actual results exceed the divisional income target by the greater of 15% or $30 million.

In determining the corporate and divisional performance criteria, various factors are considered, including the projected revenue and earnings growth over the prior year. Since the value received by stockholders is measured, in large part, by an increase in stock price, which is in turn typically influenced by increases in revenues and earnings, our performance criteria are established at reasonably aggressive levels to encourage the attainment of our financial objectives which, if accomplished, may result in an increase to our stock price and increased value to stockholders. As mentioned above, the corporate performance criteria are established annually and the Target of adjusted net income per diluted share attributable to UHS directly correlates to our annual earnings guidance that is typically publicly disclosed by us during the first quarter of each year. The divisional performance criteria are also established annually and represent each division’s respective portion of the corporate performance criteria.

The actual cash incentives awarded for 2018 (which were based upon corporate performance criteria) were based upon the achievement of 92% of the target, as determined by the Compensation Committee on March 20, 2019, based upon our 2018 actual operating results. During 2018, our adjusted net income per diluted share attributable to UHS was $9.53, as compared to a target of $9.57 per diluted share. This adjusted net income per diluted share attributable to UHS for 2018 was publicly disclosed and reconciled to our reported 2018 net income per diluted share attributable to UHS of 8.31, on the Supplemental Schedule (as discussed above) included with our financial results for the year ended December 31, 2018, as filed on Form 8-K on February 27, 2019. The Return on Capital was 9.7% for 2018, as compared to a target of 9.8%. The Return on Capital is calculated by dividing our annual adjusted net income attributable to UHS by the consolidated average net capital.

For 2018, Mr. Pember’s divisional income target was $100.5 million. The divisional income target consists of the projected aggregate pre-tax income for our Acute Care Services segment, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The actual divisional income as calculated, was $103.7 million. If applicable, the divisional income target or actual divisional income was adjusted for certain amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years. Since the actual divisional income compared favorably to the target ($103.7 million actual divisional income exceeded the $100.5 million divisional income target by $3.2 million or 3%), Mr. Pember was entitled to 25% of the portion of his bonus (75%) that was based upon the achievement of the divisional income target.

As indicated above, Ms. Osteen resigned from the Company effective December 13, 2018 and therefore was not eligible for a 2018 annual incentive bonus.

The performance goals related to the Executive Incentive Plan, as outlined above, are generally based upon the achievement of our business plan financial objectives. Performance goals are established at reasonably aggressive levels to encourage and motivate executive performance and attainment of our financial objectives. At the time the Compensation Committee approved the Executive Incentive Plan for fiscal year 2018, we believed that the performance goals were attainable, but not certain. Since the achievement of the corporate performance criteria of 92% of target for 2018 contrasts with the 44% of target earned for 2017, we believe that our system demonstrates the variability and performance-oriented nature of payouts over time.

For a further description of the cash incentives and other elements of compensation granted to our named executive officer for 2018, 2017 and 2016, please refer to the Summary Compensation Table in this Proxy Statement.

Long-Term Incentives

The Compensation Committee believes that the grant of equity-based, long-term compensation, primarily in the form of stock options and restricted shares, to our named executive officers is appropriate to attract and retain such individuals and to motivate them to enhance stockholder value.

Further, long-term incentive awards reward individuals for their performance and achievement of business goals. The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards that may increase in value in conjunction with an increase in the value of our common stock.

As is the case with respect to base salaries, a number of factors are taken into account in calibrating grants of long-term incentive awards, including an individual’s performance in light of his or her position, responsibilities and contribution to our financial performance. In addition, the Compensation Committee takes into account an individual’s potential contribution to our growth and productivity. In determining appropriate long-term incentive grants, there is no other predetermined formula, factors or specified list of criteria that is followed.

For a description of the long-term incentive awards granted to our named executive officers for 2018, please read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement.

Stock options.    Our Third Amended and Restated 2005 Stock Incentive Plan (the “Stock Incentive Plan”), as amended in 2008, 2011, 2015 and 2017, provides for the issuance of options to purchase shares of our Class B Common Stock at an exercise price equal to the fair market value on the date of grant. The Stock Incentive Plan is intended to provide a flexible vehicle through which we may offer equity based compensation incentives to our named executive officers and other eligible personnel in support of our compensation objectives.

Awards under the Stock Incentive Plan may be in the form of options to purchase shares of Class B Common Stock (including options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code and options which do not qualify as “incentive stock options”) and stock appreciation rights (“SARs”). Awards may be granted to our present or future employees, our affiliates and our directors and consultants who are not employees. To date, no SARs have been granted.

Typically, option awards are granted by the Compensation Committee on specific dates that are scheduled in advance, which generally coincide with regularly scheduled meetings of the Compensation Committee and the Board of Directors. There is no separate policy with respect to the timing of option awards to our named executive officers. Typically, option awards are granted to our named executive officers at the same time as option awards are granted to our other employees. In certain circumstances, such as new hires or promotions, option awards are granted separately by the Compensation Committee or our Chief Executive Officer and Chief Financial Officer who are duly authorized by the Compensation Committee.

Subject to the provisions of the Stock Incentive Plan, the Compensation Committee has the responsibility and full power and authority to select the persons to whom awards will be made, to prescribe the terms and conditions of each award and make amendments thereto, to construe, interpret and apply the provisions of the Stock Incentive Plan and of any agreement or other instrument evidencing an award and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Stock Incentive Plan.

Stock options have such vesting and other terms and conditions as the Compensation Committee, acting in its discretion, may determine. Generally, grants of stock options vest in equal amounts over four years, are scheduled to expire on the fifth anniversary of the date of grant and, unless otherwise determined, employees must be employed by us for such options to vest. We do not have any plan to select option grant dates for our named executive officers in coordination with the release of material non-public information. The exercise price per share of Class B Common Stock covered by an option may not be less than 100% of the fair market value of the underlying Class B Common Stock on the date of grant. For purposes of the Stock Incentive Plan, unless otherwise determined by the Compensation Committee, the fair market value of a share of Class B Common Stock as of any given date is the closing sale price per share reported on a consolidated basis for securities listed on the principal stock exchange or market on which the Class B Common Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the next day on which a sale was reported.

In April of 2018, Mr. Alan Miller made recommendations to our Compensation Committee with respect to stock option awards to our named executive officers (except for himself) and other eligible employees. The number of stock options awarded to each of our named executive officers during 2018 were as follows: Alan B. Miller (590,000); Marc D. Miller (100,000); Steve G. Filton (70,000); Marvin G. Pember (70,000); and; Debra K. Osteen (70,000). The 70,000 stock options granted to Ms. Osteen in April, 2018 were subsequently cancelled on December 13, 2018 since no portion had vested prior to her resignation from the Company on December 13, 2018. In determining the number of options to award to our named executive officers, the Compensation Committee considered Mr. Alan Miller’s recommendations and took into account individual performance in light of a named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her potential contribution to our growth and productivity. In addition, the Compensation Committee also reviewed and considered the compensation data and competitive performance data prepared by Pay Governance LLC in early 2018, including stock-based compensation, and reviewed historical company practices with respect to stock option and long-term incentive awards.

Restricted Stock Awards.    The Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan (the “Restricted Stock Plan”), which is administered by the Compensation Committee, provides for the grant of shares of our Class B Common Stock to eligible personnel for a purchase price equal to par value. Shares of our Class B Common Stock may be granted under the Restricted Stock Plan to any of our employees or consultants. Historically, our restricted grants have had a scheduled vesting period ranging from one to five years.

Vesting conditions on shares issued under the Restricted Stock Plan may consist of continuing employment for a specified period of time following the purchase date. Alternatively, or in addition, vesting may be tied to the satisfaction of specific performance objectives established by the Compensation Committee based upon any one or more of the business criteria used in determining the bonuses for our named executive officers, as mentioned above. We have the right to repurchase the shares for the same purchase price (par value) if specified vesting conditions are not met.

The Compensation Committee believes restricted stock awards, at times, can be effective in achieving our compensation objectives because it provides employees with a strong retention incentive and aligns the value of the award with our stock price performance. Additionally, cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide employees incentives to sustain or increase our performance. We do not have any plan to select restricted stock award grant dates for our named executive officers in coordination with the release of material non-public information. Mr. Alan Miller was entitled to an annual grant of restricted stock having a minimum value of $1.5 million during 2018 pursuant to his employment agreement with the Company.

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides that eligible employees may elect to defer a portion of their base salary and bonus award into deferred compensation accounts that accrue earnings based upon the selection of available investment options. Under the Deferred Compensation Plan, an employee is deemed eligible if their base compensation for 2018 was $120,000 or higher and they are performing duties in a qualified position. The base compensation threshold is adjusted from time-to-time for cost-of-living increases. Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is $2,000. No more than 50% of an employee’s base salary or 95% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity).

Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees. Three of our named executive officers deferred a portion of their base salary and/or bonus paid during 2018 to the Deferred Compensation Plan. The Compensation Committee believes that, by offering an alternative savings vehicle for our named executive officers, the Deferred Compensation Plan supports our objectives to attract, retain and motivate talented personnel.

For a further description of the Deferred Compensation Plan, please refer to the Nonqualified Deferred Compensation table and the narrative discussion included in this Proxy Statement.

Retirement Benefits

Our retirement benefits consist of our Executive Retirement Income Plan, Supplemental Executive Retirement Income Plan and a 401(k) plan. These plans are designed in combination to provide an appropriate level of replacement income upon retirement. The Compensation Committee believes that these retirement benefits provide a balanced and competitive retirement program and support our objectives to attract, retain and motivate talented personnel.

Supplemental Executive Retirement Income Plan (“SERIP”).   In July 2018, the Board of Directors adopted the SERIP.  Pursuant to the terms of this plan, a select group of management or other highly compensated employees may be designated as plan participants. Our SERIP, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides eligible employees with annual employer contributions which are entirely at the Company’s discretion. Generally, each annual contribution vests on the earlier of: (i) the 5th anniversary of the date of funding to the participant’s account, or; (ii) the participant attaining the qualified age of retirement (either age 62 or 65, as stipulated in the SERIP).  The SERIP also provides for discretionary alternative vesting schedules for certain supplemental discretionary contributions made on an individual basis.  Upon attaining the plan’s qualified age of retirement, distributions are paid in 10 annual installments to the participant.  Distributions due to events other than retirement are paid in a lump sum.  Our obligation to fund payments to participants’ accounts pursuant to the SERIP is a general unsecured obligation. Three of our named executive officers are participants in the SERIP.

In 2018, upon commencement of the SERIP, certain participants of the ERIP, who had not yet approached their qualified age of retirement, were given the option to remain in the ERIP or convert their participation into the SERIP. ERIP participants that elected to convert to the SERIP have been provided with an unfunded, lump sum conversion balance that was credited to the participant’s SERIP account. The unfunded ERIP conversion balances transferred to the SERIP, which were computed based upon the participant’s 2017 salary and will remain permanently unchanged after conversion, are payable over 60 monthly installments, if the participant attains their qualified age of retirement, as previously stipulated in the ERIP. If the participant does not attain their qualified age of retirement, the ERIP conversion balance is forfeited unless the Board of Directors, in its full discretion, determined otherwise. For ERIP participants who elected to convert to the SERIP, their participation in the ERIP was terminated upon conversion and no future benefits will be earned pursuant to the ERIP. SERIP participants who converted from the ERIP are entitled to future benefits pursuant to the terms of the SERIP.

Executive Retirement Income Plan (“ERIP”).    In October 1993, the Board of Directors adopted the ERIP, which was subsequently closed to new participants effective January 1, 2015. Pursuant to the terms of the ERIP, certain management or other highly compensated employees, who had been previously designated as plan participants by our Board of Directors prior to December 31, 2014, and who had completed at least 10 years of active employment with us, may receive retirement income benefits.

Subject to certain conditions, the monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the ERIP before 2008) or age 65 (applicable to participants added to the ERIP after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. If a participant’s employment with us is terminated prior to their qualified age of retirement, no ERIP benefits will be payable unless the Board of Directors, in its full discretion, determines otherwise. In 2018, certain participants were transferred to the SERIP and were provided with an unfunded, lump sum conversion balance pursuant to the SERIP, as discussed above. One of our named executive officers remains a participant in the ERIP.

For a further description of the SERIP and ERIP, please refer to the Pension Benefits included in this Proxy Statement

401(k) Plan.    We maintain a 401(k) plan for all employees, including our named executive officers, as an additional source of retirement income. Pursuant to the 401(k) plan, in 2018, we made matching contributions (subject to highly compensated employee limits set by the Internal Revenue Code) to the 401(k) plan of approximately $57 million. All of the named executive officers participated in the 401(k) plan in 2018. Accordingly, we made matching contributions equal to $8,250 to the 401(k) plan for each of the participating named executives.

Benefits

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the hospital management industry.

Company Aircraft.    We have a partial ownership interest in a fixed wing aircraft that is available for business purpose use by members of our management team, including our named executive officers, and for personal use by Mr. Alan Miller, as stipulated in his employment agreement. When the aircraft is utilized for personal purposes by Mr. Alan Miller and/or his family members, the incremental costs incurred, including the regular hourly charges, variable fuel charges and associated fees and taxes, are directly reimbursed to us by Mr. Alan Miller and therefore no imputed amounts are included in the Summary Compensation Table.

Automobile.    Mr. Alan Miller utilizes his automobiles for both business and personal purposes. As partial reimbursement for his business-related usage, we paid 70% of the cost of a vehicle purchased in 2006 and Mr. Alan Miller paid the remainder. Included in the Summary Compensation Table in “All other compensation” for 2018, is $1,724 related maintenance and fuel costs paid by the Company deemed to be related to his personal vehicle use.

Reimbursement of Relocation Expenses.    In the normal course of business, in an effort to satisfy our staffing needs with high-quality personnel and/or support the career development of an employee by enabling them to assume a position of broader scope and complexity, we may need to place an executive in a position in a geographic location which differs from that in which the individual resides. The relocation benefits for our executives are patterned on standard industry practices and are competitive in design. The provisions for relocation benefits are the same for several of the top layers of management and consistently administered. Included in the relocation benefits are reimbursements or direct payment to vendors for expenses that include items like a short duration house hunting trip, movement of household goods and personal items, short duration of interim living expenses and certain closing costs for the sale and purchase of a house. Relocation reimbursement that is taxable to the individual is typically grossed-up to cover the resulting incremental income tax expense. During 2018, we did not pay any relocation expenses on behalf of our named executive officers.

Other Perquisites.    From time to time, we make tickets to cultural and sporting events available to our employees, including our named executive officers, for business purposes. If not utilized for business purposes, the tickets are made available to our employees, including our named executive officers, for personal use.

Split-Dollar Life Insurance Agreements.    In December 2010, our Board of Directors approved the Company’s entering into supplemental life insurance plans and agreements on the lives of our chief executive officer (“CEO”) and his wife. As a result of these agreements, as amended in October 2016, based on actuarial tables and other assumptions, during the life expectancies of the insureds, we would pay approximately $28 million in premiums, and certain trusts owned by our CEO, would pay approximately $9 million in premiums. Based on the projected premiums mentioned above, and assuming the policies remain in effect until the death of the insureds, we will be entitled to receive death benefit proceeds of no less than approximately $37 million representing the $28 million of aggregate premiums paid by us as well as the $9 million of aggregate premiums paid by the trusts. In connection with these policies, we paid approximately $1.1 million and $1.2 million in premium payments during 2018 and 2017, respectively.

Based on these projections, which are subject to the achievement of certain investment income and life expectancy assumptions, the total economic pre-tax cost to the Company (which includes the projected cost of capital net of the income resulting from the Company’s expected future receipt of the $9 million of premiums paid by the Trusts) would be approximately $10 million over the life expectancies of the insureds. We estimate that our share of the premium payments due on these policies will approximate $1.1 million in 2019 and decrease annually to approximately $200,000 over the life expectancies of the insureds. Our aggregate premium payments (as well as the Trust’s) are expected to be repaid to us utilizing the death benefit proceeds.

The Compensation Committee has determined to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive. In determining the total compensation payable to our named executive officers, for a given fiscal year, the Compensation Committee considers such fringe benefits and perquisites. However, with the exception of the above-mentioned split dollar life insurance agreements related to Mr. Alan B. Miller, given the fact that such other fringe benefits and perquisites, which are available to our named executive officers, represent a relatively insignificant portion of their total compensation, they do not materially influence the decisions made by the Compensation Committee with respect to other elements of each individual’s total compensation. For a further description of the fringe benefits and perquisites received by our named executive officers during 2018, please refer to the All Other Compensation table included in this Proxy Statement.

Rewards/Compensation Risk Analysis:    As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The review found that there were no excessive risks encouraged by the Company’s reward programs and the rewards programs do not produce payments that have a material impact on the financial performance of the organization. Approximately 800 employees (including the named executive officers) of our approximate 62,000 full-time employees in the U.S. and U.K. (comprising approximately 1% of our full-time employees) have incentive plans that entitle those individuals to larger bonus awards if profitability increases. However, although the plans are based on profitability, the bonus awards for these employees are capped at specific award levels (typically at 125% or less of base salary). Therefore, should our profitability increase, even by significant amounts, we do not believe the additional aggregate bonus awards would have a material unfavorable impact on our future results of operations.

Tax Considerations

Our chief executive officer, our chief financial officer and the next three most highly compensated officers are referred to herein as the named executive officers. For years beginning prior to January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) placed a limit of $1 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our named executive officers with the exception of our chief financial officer. However, performance-based compensation that met certain requirements is excluded from this $1 million limitation.

On December 22, 2017, the President of the United States signed into law comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “TCJA-17”).  TCJA-17 modifies Section 162(m) by (1) expanding which employees are considered covered employees by including the chief financial officer applicable to years beginning after December 31, 2017, (2) providing that if an individual is a covered employee for a year beginning after December 31, 2016, the individual remains a covered employee for all future years, and (3) removing the exceptions for performance-based compensation applicable to years beginning after December 31, 2017.  These changes do not apply to compensation stemming from contracts entered into on or before November 2, 2017, unless such contracts were materially modified on or after that date.  Compensation agreements entered into and share-based payment awards granted after this date will be subject to the revised terms of Section 162(m).

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to us and to the named executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee did not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Code and had not adopted a policy requiring all compensation to be deductible.

Summary

The foregoing discussion describes the compensation objectives and policies that were utilized with respect to our named executive officers during 2018. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robert H. Hotz

Lawrence S. Gibbs

Elliot J. Sussman, M.D.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is composed of Robert H. Hotz, Lawrence S. Gibbs and Elliot J. Sussman. All the members of the Compensation Committee are independent directors and no member has ever been one of our officers or employees or had a relationship with us that required disclosure.

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information for our Chief Executive Officer, our Chief Financial Officer and the other most highly compensated executive officers for services rendered to UHS and its subsidiaries during the past three fiscal years. We refer to these officers collectively as our named executive officers:

Name and principal position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation (3.) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (4.) ($)	All other compen- sation (5.) ($)	Total ($)
Alan B. Miller, Chairman of the Board and Chief Executive Officer	2018	$1,665,064	$1,000,000	$1,500,062	$16,616,760	$1,531,859	$43,044	$1,232,094	$23,588,883
	2017	1,635,063	0	2,000,060	15,978,734	719,428	43,407	1,254,169	21,630,861
	2016	1,600,061	0	1,500,069	14,024,359	1,360,053	44,599	1,338,607	19,867,748
Marc D. Miller, President and Director	2018	$786,068	$0	$0	$2,816,400	$470,069	$333,951	$16,511	$4,422,999
	2017	752,216	0	0	2,789,508	215,134	43,152	15,285	3,815,295
	2016	720,861	0	0	2,377,010	398,276	30,819	14,107	3,541,073
Steve G. Filton, Executive Vice President, Chief Financial Officer and Secretary	2018	$635,903	$0	$0	$1,971,480	$292,515	$185,536	$17,743	$3,103,177
	2017	608,518	0	0	1,895,782	133,874	30,290	17,593	2,686,057
	2016	584,606	0	0	1,663,907	248,458	18,688	17,443	2,533,102
Marvin G. Pember, Executive Vice President and President, Acute Care Division	2018	$669,706	$0	$0	$1,971,480	$202,586	$178,885	$18,247	$3,040,904
	2017	643,451	0	0	1,624,956	156,037	0	17,847	2,442,291
	2016	618,502	0	0	1,307,356	529,592	0	17,926	2,473,376
Debra K. Osteen, Former Executive Vice President and President, Behavioral Health Division	2018	$650,490	$0	$0	$1,971,480	$-	$0	$17,382	$2,639,352
	2017	662,788	0	0	1,895,782	36,453	39,420	17,637	2,652,080
	2016	638,025	0	0	1,663,907	67,790	28,200	17,114	2,415,036

(1.)

Represents the grant date fair value of award made during 2018, 2017 and 2016 under the 2010 Amended and Restated Employees’ Restricted Stock Purchase Plan (the “2010 Plan”). The 2018, 2017 and 2016 awards are scheduled to vest ratably over a four-year period. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

(2.)

Represents grant date fair value of $28.16 in 2018, $27.08 in 2017 and $23.77 in 2016 for awards made pursuant to our Amended and Restated 2005 Stock Incentive Plan. For the assumptions used for the fair value valuations, please refer to Note 5—Common Stock, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the years ended December 31, 2018, 2017 and 2016.

(3.)

Reflects the dollar value of annual bonuses earned during each of the last three years pursuant to the terms of our Executive Incentive Plan as approved by our Compensation Committee on March 20, 2019 (for 2018), March 27, 2018 (for 2017) and March 29, 2017 (for 2016). As a percentage of each individual’s annual base salary, the bonus amounts earned were as follows: Alan B. Miller 92% in 2018, 44% in 2017 and, 85% in 2016; Marc D. Miller 60% in 2018, 29% in 2017 and 55% in 2016; Steve G. Filton 46% in 2018, 22% in 2017 and 43% in 2016, and;

Marvin G. Pember 30% in 2018, 24% in 2017, and 86% in 2016. Debra K. Osteen, who resigned from the Company in December, 2018, earned annual bonuses of 0% in 2018, 6% in 2017 and 11% in 2016.
(4.)

These amounts represent the aggregate change in pension value for each named executive in 2018, 2017 and 2016 pursuant to the Executive Retirement Income Plan or the Supplemental Executive Retirement Income Plan, as disclosed herein. The amounts in this column do not reflect compensation deferrals pursuant to our Nonqualified Deferred Compensation Plan since there are no contributions or benefits provide by us in connection with the plan.

(5.)	Components of All Other Compensation are as follows:

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($) (1.)	Tax Reimbur- sements ($) (2.)	Insurance Premiums ($) (3.)	Company Contributions to Retirement and 401(k) Plans ($)	Dividends Paid on Unvested Stock	Total ($)
Alan B. Miller	2018	$49,250	$0	$1,159,281	$8,250	$15,313	$1,232,094
	2017	46,605	0	1,185,260	8,100	14,204	1,254,169
	2016	46,986	0	1,271,403	7,950	12,268	1,338,607
Marc D. Miller	2018	$2,564	$0	$5,697	$8,250	$0	$16,511
	2017	1,488	0	5,697	8,100	0	15,285
	2016	460	0	5,697	7,950	0	14,107
Steve G. Filton	2018	$0	$0	$9,493	$8,250	$0	$17,743
	2017	0	0	9,493	8,100	0	17,593
	2016	0	0	9,493	7,950	0	17,443
Marvin G. Pember	2018	$1,150	$0	$8,847	$8,250	$0	$18,247
	2017	900	0	8,847	8,100	0	17,847
	2016	1,130	0	8,847	7,950	0	17,927
Debra K. Osteen	2018	$0	$0	$9,132	$8,250	$0	$17,382
	2017	372	0	9,165	8,100	0	17,637
	2016	0	0	9,165	7,950	0	17,115

(1.)	2018:

Amounts for Mr. Miller consist of the following: (i) $25,000 for professional tax services; (ii) $15,788 for payment of country club dues; (iii) $3,632 for accounting services; (iv) $2,806 for maintenance on personal residence; (v) $1,724 for fuel and maintenance charges incurred in connection with his automobile, and; (vi) $300 wireless stipend.

Amount for Mr. Marc D. Miller consists of $2,564 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of $900 for cell phone stipend and $250 for sporting event tickets paid for by us.

2017:

Amounts for Mr. Miller consist of the following:  (i) $25,000 for professional tax services; (ii) $15,713 for payment of country club dues; (iii) $1,306 for accounting services; (iv) $2,806 for maintenance on personal residence; (v) $980 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $500 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of $1,488 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of $900 for cell phone stipend.

Amount for Ms. Debra K. Osteen consists of $372 for sporting event tickets paid for by us.

2016:

Amount for Mr. Alan Miller consists of the following: (i) $25,000 for professional tax services; (ii) $14,990 for payment of country club dues; (iii) $2,642 for accounting services; (iv) $2,740 for maintenance on personal residence; (v) $854 for fuel and maintenance charges incurred in connection with his automobile; (vi) $300 wireless stipend, and; (vii) $460 for sporting event tickets paid for by us.

Amount for Mr. Marc D. Miller consists of $460 for sporting event tickets paid for by us.

Amount for Mr. Marvin G. Pember consist of: (i) $900 cell phone stipend, and; (ii) $230 for sporting event tickets paid for by us.

(2.)	There were no reimbursements for taxes during 2018, 2017 or 2016.
(3.)	Amounts for Messrs. Marc. D. Miller, Steve G. Filton and Marvin G. Pember and Ms. Osteen consist of premiums paid in connection with long term disability coverage.

Amounts for Mr. Alan B. Miller consist of: (i) $1,147,456 in 2018, $1,173,435 in 2017 and $1,259,578 in 2016, of premium payments made in connection with split-dollar-life insurance agreements, as discussed in Split Dollar Life Insurance Agreement, included herein, and; (ii)  $11,825 in each of 2018, 2017 and 2016 of premiums paid in connection with long term disability coverage.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2018 to our named executive officers.

								All Other Stock
								Awards:	All Other	Exercise	Grant
								Number	Option	or	Date
		Estimated Future			Estimated Future			of	Awards:	Base	Fair	Closing
		Payouts Under			Payouts Under			Shares	Number of	Price	Value of	Price
		Non-Equity Incentive Plan			Equity Incentive Plan			of	Securities	of	Stock	on
	Approval/	Awards (1.)			Awards			Stock or	Underlying	Option	and Option	Grant
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (5.)	Date
Name	Date	($) (2.)	($) (2.)	($) (2.)	($)	($)	($)	(3.) (#)	(4.) (#)	($ /Sh)	($)	($ / Sh)
Alan B. Miller	4/13/2018	$83,253	$1,665,064	$4,162,660
	1/17/2018							12,926			$1,500,062	$116.05
	4/13/2018							—	590,000	$119.64	$16,616,760	$119.64
Marc D. Miller	4/13/2018	$25,547	$510,944	$1,277,361
	4/13/2018							—	100,000	$119.64	$2,816,400	$119.64
Steve G. Filton	4/13/2018	$15,898	$317,952	$794,879
	4/13/2018							—	70,000	$119.64	$1,971,480	$119.64
Marvin G. Pember	4/13/2018	$4,186	$209,286	$711,563
	4/13/2018							—	70,000	$119.64	$1,971,480	$119.64
Debra K. Osteen	4/13/2018	$-	$-	$-
	4/13/2018							—	70,000	$119.64	$1,971,480	$119.64

(1.)

Pursuant to the Executive Incentive Plan and the formula approved by the Compensation Committee, each named executive officer is entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on our achievement of certain corporate and divisional performance criteria. As discussed in the Compensation Discussion and Analysis, with respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their 2018 annual incentive bonus was determined using certain corporate performance criteria, and with respect to Mr. Pember, his 2018 annual incentive bonus was determined utilizing: (i) 25% of his annual salary based upon the achievement of certain corporate performance criteria, and; (ii) 75% of his annual salary based upon the achievement of certain divisional income targets.  Ms. Debra K. Osteen forfeited her bonus for 2018 upon her separation from the Company in December, 2018.

(2.)	Estimates calculated based upon 2018 salaries.
(3.)	Restricted shares of Class B Common Stock issued under the Company’s Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan.
(4.)

Stock option awards issued on April 13, 2018 were issued under our Third Amended and Restated 2005 Stock Incentive Plan. Ms. Debra K. Osteen forfeited her option award issued in 2018 upon her separation from the Company in December, 2018.

(5.)	Represents the full grant date fair value for the stock awards and option awards, calculated in accordance with ASC 718 as described in our Form 10-K for the year ended December 31, 2018.

Chief Executive Officer Employment Agreement

As discussed in the Compensation Discussion and Analysis, unlike our other named executive officers, Mr. Alan Miller’s compensation is determined in large part by the terms of his employment agreement. Mr. Miller’s base salary, minimum annual bonus and certain perquisites are determined under his employment agreement. On July 24, 2013, we entered into an employment agreement with Alan B. Miller (“Employment Agreement”) that stipulated that Mr. Miller will serve as the Chairman of our Board of Directors and Chief Executive Officer (“CEO”) through December 31, 2017, and provides for automatic annual renewals unless either party elects otherwise. During 2018, Mr. Miller’s Employment Agreement was automatically renewed for one year through December 31, 2020.

In November 2018, we entered into an amendment to the Employment Agreement with Alan B. Miller, in order to adjust certain terms of the minimum annual awards that Mr. Miller will be eligible to receive during the period of his services as CEO. For each year of the CEO employment commencing on January 1, 2019, the annual award under our long-term incentive plan(s) (“LTIP”), as in effect from time to time, will have a minimum value of $2,000,000, with 50% of such annual LTIP award being in the form of restricted stock and 50% of such annual LTIP award being in the form of cash.  LTIP awards received by Mr. Miller shall vest in equal amounts over two years and otherwise shall be subject to conditions as are consistent with terms and conditions applicable to LTIP awards made to our other senior executives. In addition, Mr. Miller received a special cash award in 2018 in the amount of $1,000,000 in connection with entering into the amendment. Except as described above, all other terms of the Employment Agreement remain in full force and effect and are unchanged.

Mr. Alan Miller participates in benefit plans and programs that are made available to other employees and he receives certain executive perquisites, including, but not limited to, split dollar life insurance benefits, payment of certain automobile costs, payment of country club dues, tax and accounting services, use of a private plane for personal purposes for up to 60 hours per year, subject to reimbursement by Mr. Alan Miller of the incremental costs incurred at market rates, and such other fringe benefits as the Compensation Committee of our Board of Directors may determine (as discussed in the Compensation Discussion and Analysis).

Mr. Alan Miller’s salary as our Chief Executive Officer will be $1,700,000 for 2019 which is a 2.1% increase over his 2018 salary. Mr. Miller is also entitled to an annual bonus opportunity target equal to 100% of his salary. The amount of the annual bonus for any year may be more or less than the target amount and will be determined by the Board of Directors in accordance with pre-established performance measures.

In addition to the stock options and/or restricted stock granted to Mr. Alan Miller during the years discussed above in the Compensation Discussion and Analysis-Restricted Stock Awards and Stock Options, he was also eligible to receive awards under our long-term incentive plan(s), including shares of restricted stock.

For a further description of the employment agreement, please refer to the Potential Payments Upon Termination or Change-in-Control section below. For a further description of the compensation setting process with respect to Mr. Miller, please refer to the Compensation Discussion and Analysis section above.

Chief Executive Officer Restricted Stock Grants in 2018, 2017 and 2016

Pursuant to Mr. Alan Miller’s Employment Agreement, in January of 2018, March of 2017 and March of 2016, as indicated below, the Compensation Committee approved the issuance of restricted shares of our Class B Common Stock to Mr. Alan Miller pursuant to the Amended and Restated 2010 Employees’ Restricted Stock Purchase Plan. The restricted shares issued in January, 2018 had a market value of $1.5 million, the restricted shares issued in March, 2017 had a market value of $2.0 million and the shares issued in March, 2016 had a market value of $1.5 million on the date of grant. Each of these restricted stock grants have a vesting schedule of

25% on each of the first, second, third and fourth anniversaries of the grant date. The forfeiture of these shares prior to the vesting dates are determined pursuant to the terms set forth in the Restricted Stock Purchase Agreement. Dividends declared by the Company are paid with respect to outstanding shares of restricted stock.

•	12,926 restricted shares of our Class B Common Stock issued on January 17, 2018 (grant date market value of $116.05 per share).
•	16,057 restricted shares of our Class B Common Stock issued on March 29, 2017 (grant date market value of $124.56 per share).
•	12,646 restricted shares of our Class B Common Stock issued on March 23, 2016 (grant date market value of $118.62 per share).

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2018.

	Option Awards (1.)					Stock Awards (2.)
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
			Equity					Number	Awards:
			Incentive			Number		of	Market or
			Plan			of	Market	Unearned	Payout
			Awards:			Shares	Value of	Shares,	Value of
			Number of			or Units	Shares	Units or	Unearned
	Number of	Number of	Securities			of Stock	or Units	Other	Shares,
	Securities	Securities	Underlying			That	of Stock	Rights	Units or
	Underlying	Underlying	Unexercised	Option		Have	That	That	Other Rights
	Unexercised	Unexercised	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($) (4.)	(#)	($)
Alan B. Miller						34,490	$4,020,154	0	0
	590,000	0	0	$78.17	03/25/2019	0	0	0	0
	442,500	147,500	0	$117.29	03/17/2020	0	0	0	0
	295,000	295,000	0	$118.62	03/22/2021	0	0	0	0
	147,500	442,500	0	$124.56	03/28/2022	0	0	0	0
	0	590,000	0	$119.64	4/12/2023	0	0	0	0

Marc D. Miller	90,000	0	0	$78.17	03/25/2019	0	0	0	0
	67,500	22,500	0	$117.29	03/17/2020	0	0	0	0
	50,000	50,000	0	$118.62	03/22/2021	0	0	0	0
	25,750	77,250	0	$124.56	03/28/2022	0	0	0	0
	0	100,000	0	$119.64	4/12/2023	0	0	0	0

Steve G. Filton	70,000	-	0	$78.17	03/25/2019	0	0	0	0
	52,500	17,500	0	$117.29	03/17/2020	0	0	0	0
	35,000	35,000	0	$118.62	03/22/2021	0	0	0	0
	17,500	52,500	0	$124.56	03/28/2022	0	0	0	0
	0	70,000	0	$119.64	4/12/2023	0	0	0	0

Marvin G. Pember	50,000	-	0	$78.17	03/25/2019	0	0	0	0
	37,500	12,500	0	$117.29	03/17/2020	0	0	0	0
	27,500	27,500	0	$118.62	03/22/2021	0	0	0	0
	15,000	45,000	0	$124.56	03/28/2022	0	0	0	0
	0	70,000	0	$119.64	4/12/2023	0	0	0	0

Debra K. Osteen (3.)	70,000	-	0	$78.17	03/25/2019	0	0	0	0
	52,500	-	0	$117.29	03/17/2020	0	0	0	0
	35,000	-	0	$118.62	03/22/2021	0	0	0	0
	17,500	-	0	$124.56	03/28/2022	0	0	0	0

1.

Stock option awards.    All of the stock options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant. The applicable grant dates for the options indicated above are set forth below:

•	On March 26, 2014, stock options were granted with an exercise price of $78.17.
•	On March 18, 2015, stock options were granted with an exercise price of $117.29
•	On March 23, 2016, stock options were granted with an exercise price of $118.62.
•	On March 29, 2017, stock options were granted with an exercise price of $124.56.
•	On April 13, 2018, stock options were granted with an exercise price of $119.64.
2.	Restricted Stock Awards. The outstanding restricted stock awards for Mr. Alan B. Miller are scheduled to vest as follows:

Date	2019	2020	2021	2022	TOTAL
January 17,	3,231	3,232	3,231	3,232	12,926
March 18,	3,198	-	-	-	3,198
March 23,	3,161	3,162	-	-	6,323
March 29,	4,014	4,014	4,015	-	12,043
TOTAL	13,604	10,408	7,246	3,232	34,490

3.

Ms. Osteen resigned from the Company effective December 13, 2018 and all unvested stock options were cancelled at that time.  Ms. Osteen was entitled to the stock options that were fully vested at the time of her resignation, as reflected on the table above, all of which were exercised in early March, 2019.

4.	Based on the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2018 of $116.56 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1.)	Value Realized on Vesting ($)
Alan B. Miller	-	$-	4,798	$581,374
			3,197	$394,861
			3,162	$389,021
			4,014	$487,219
Marc D. Miller	-	$-
Steve G. Filton	-	$-
Marvin G. Pember	-	$-
Debra K. Osteen	-	$-

(1.)	Restricted stock for Alan B. Miller vested as follows:
•	On March 18, 2018, 3,197 shares at $123.51 per share.
•	On March 23, 2018, 3,162 shares at $123.03 per share.
•	On March 26, 2018, 4,798 shares at $121.17 per share.
•	On March 29, 2018, 4,014 shares at $121.38 per share.

PENSION BENEFITS

Executive Retirement Income Plan (“ERIP”)

In October 1993, the Board of Directors adopted the ERIP, which was subsequently closed to new participants effective January 1, 2015. Pursuant to the terms of the ERIP, certain management or other highly compensated employees, who had been previously designated as plan participants by our Board of Directors prior to December 31, 2014, and who had completed at least 10 years of active employment with us, may receive retirement income benefits.

Subject to certain conditions, the monthly benefit is payable to a participant who retires after he or she reaches age 62 (applicable to participants added to the plan before 2008) or age 65 (applicable to participants added to the plan after January 1, 2008). The benefit is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of qualified years (not to exceed 10) of the participant’s employment with us.

Upon attaining the qualified age of retirement as stipulated in the plan, subject to certain conditions, payment of ERIP benefits are made to participants in 60 monthly installments following their retirement date. In certain circumstances, the participant may elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. If a participant’s employment with us is terminated prior to their qualified age of retirement, no ERIP benefits will be payable unless the Board of Directors, in its full discretion, determines otherwise.

In 2018, upon commencement of the Supplemental Executive Retirement Income Plan (“SERIP”), as discussed below, certain participants of the ERIP, who had not yet approached their qualified age of retirement, were given the option to remain in the ERIP or convert their participation into the SERIP.  Please see Supplemental Executive Retirement Income Plan below for additional disclosure related to participants who elected to convert from the ERIP to the SERIP.

Mr. Alan B. Miller remains a participant in the ERIP. Mr. Alan B. Miller’s aggregate benefit payable under the ERIP (for the 60 months in which the participant receives benefits), assuming retirement as of December 31, 2018, amounted to approximately $2.5 million.  As discussed below, Marc D. Miller and Steve G. Filton converted their ERIP participation into the SERIP. Ms. Debra K. Osteen’s accrued ERIP benefit was forfeited pursuant to the terms and conditions of the plan upon her resignation from the Company in December, 2018.

The following tables provide information about pension benefits pursuant to our ERIP for our named executive officer, as described below.

Name	Number of Years Credited Service (#)	Value of Accumulated Benefit ($) (1.)	Payments During Last Fiscal Year ($)
Alan B. Miller	40	$2,181,448	0

(1.)	4% discount rate applied over the projected post-retirement 5-year payout period.

Supplemental Executive Retirement Income Plan (“SERIP”)

In July, 2018, the Board of Directors adopted the SERIP. Pursuant to the terms of the SERIP, a select group of management or other highly compensated employees may be designated as plan participants. Our SERIP, which is subject to the applicable provisions of Internal Revenue Code Section 409A, provides eligible employees with annual employer contributions which are entirely at the Company’s discretion. Generally, each annual contribution vests on the earlier of: (i) the 5th anniversary of the date of funding to the participant’s account, or; (ii) the participant attaining the qualified age of retirement (either age 62 or age 65, as stipulated in the SERIP). The SERIP also provides for discretionary alternative vesting schedules for certain supplemental discretionary contributions made on an individual basis. Upon attaining the SERIP’s qualified age of retirement, distributions are paid in 10 annual installments to the participant.  Distributions due to events other than retirement are paid in a lump sum. Our obligation to make payments of amounts credited to participants’ accounts is a general unsecured obligation.

As discussed above, a select group of employees who were previously participants in the ERIP and elected to convert to the SERIP, have been provided with an unfunded, lump sum conversion balance that was credited to the participant’s SERIP account. The unfunded ERIP conversion balances transferred to the SERIP, which were computed based upon the participant’s 2017 salary and will remain permanently unchanged after conversion, are payable over 60 monthly installments, if the participant attains their qualified age of retirement, as previously stipulated in the ERIP. If the participant does not attain their qualified age of retirement, the ERIP conversion balance is forfeited unless the Board of Directors, in its full discretion, determined otherwise. For ERIP participants who elected to convert to the SERIP, their participation in the ERIP was terminated upon conversion and no future benefits will be earned pursuant to the ERIP. SERIP participants who converted from the ERIP are entitled to future benefits pursuant to the terms of the SERIP.

Marc D. Miller and Steve G. Filton elected to convert their ERIP participation into the SERIP.  As a result of their elections, their unfunded ERIP conversion balances, which are reflected below and were computed based upon their 2017 salaries, will remain permanently unchanged. Marvin G. Pember, who was not previously an ERIP participant, also participates in the SERIP.

The following tables provide information about pension benefits pursuant to our SERIP for our named executive officers as described below.

Name	SERIP Beginning Balance 1/1/2018 ($)	Registrant SERIP Contributions in Last Fiscal Year ($)	SERIP Losses in Last Fiscal Year ($)	SERIP Distributions ($)	SERIP Balance at Last Fiscal Year-End ($)		ERIP Conversion Balance to SERIP	Aggregate Balance at Last Fiscal Year-End ($)
					Vested	Unvested
Marc D. Miller	$-	$45,458	$(6,639)	$-	$-	$38,819	$1,136,438	$1,175,257
Steve G. Filton	$-	$36,774	$(3,904)	$-	$-	$32,870	$919,340	$952,210
Marvin G. Pember	$-	$178,885	$(14,974)	$-	$163,911	$-	$-	$163,911

During 2018, for Marc D. Miller, and Steve G. Filton, the Company made discretionary contributions to their respective SERIP accounts of $45,458 and $36,774, respectively. For Marvin G. Pember, the Company made a discretionary contribution during 2018 of $38,885 plus an additional supplemental discretionary contribution of $140,000.

Deferred Compensation

Our Deferred Compensation Plan, which is subject to the applicable provisions of Internal Revenue Code Section 409A provides that eligible employees may elect to defer a portion of their base salary and bonus award into investment options in lieu of receiving cash. Under the Deferred Compensation Plan, an employee is deemed eligible if their base compensation for 2018 was $120,000 or higher and they are performing duties in a qualified position. The base compensation threshold is adjusted annually for cost-of-living increases.

Pursuant to the terms of the Deferred Compensation Plan, the minimum annual amount that can be deferred is $2,000. No more than 50% of an employee’s base salary or 95% of an employee’s annual bonus may be deferred under the Deferred Compensation Plan in any calendar year. Employees may allocate a portion of their deferred compensation to be distributed in a lump sum or installments to begin at retirement or a scheduled distribution date. The available investment options consist of certain mutual funds which include: (i) conservative (e.g. money markets or bonds); (ii) moderately conservative (e.g. balanced funds), and; (iii) aggressive (e.g. domestic and international equity). Our obligation to make payments of amounts credited to participants’ deferred compensation accounts is a general unsecured obligation. In addition, under the Deferred Compensation Plan, we may make discretionary contributions on behalf of an eligible employee. Since inception of the Deferred Compensation Plan, we have not made any discretionary contributions on behalf of employees.

Our obligations under the Deferred Compensation Plan in connection with an employee’s retirement account are payable, beginning at retirement at age 55 and 10 years of service for deferrals made prior to January 1, 2016, and age 55 and 5 years of service for deferrals made on or after January 1, 2016, in equal installments over a ten year period; except that an employee may make a distribution election to receive the balance of the participant’s retirement account in either a single lump sum or equal annual or less frequent installments over a period not to exceed ten years. For deferrals made on or after January 1, 2016, an employee may elect to defer the retirement distribution to begin one year following retirement. An employee or designated beneficiary will receive a lump sum as a result of death, disability, or termination, other than for retirement.  An employee may change his distribution elections by making new distribution elections at least 12 months prior to the date on which such payment was otherwise scheduled to be made and must be delayed until a date that is at least five years after the date the distribution was previously scheduled to begin.

Our obligations under the Deferred Compensation Plan in connection with an employee’s scheduled distribution are payable in a lump sum or installments of two to ten years, commencing on the date indicated by the employee. If the employee’s employment is terminated prior to the distribution of obligations in accordance with a scheduled distribution then the amounts credited to such accounts will be transferred to the employee’s retirement account and distributed in accordance with the employee’s distribution election for that account.

If an employee experiences a financial hardship that is the result of an “unforeseeable emergency,” as defined under the Deferred Compensation Plan, he or she may apply to the administrator of the Deferred Compensation Plan for an emergency withdrawal against his or her accounts. Such an emergency withdrawal may be allowed at the discretion of the administrator, in which case the employee’s account will be reduced accordingly.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information about our Deferred Compensation Plan for our named executive officers.

Name	Executive Contributions in Last Fiscal Year ($) (1.)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Alan B. Miller	$100,000	$0	$(96,710)	$0	$1,887,553
Marc D. Miller	$50,000	$0	$(9,923)	$0	$154,373
Steve G. Filton	$0	$0	$0	$0	$-
Marvin G. Pember	$417,028	$0	$(122,320)	$(40,758)	$1,905,782
Debra K. Osteen	$0	$0	$0	$0	$-

(1.)	Amounts included in “salary” in the Summary Compensation Table.

Split-Dollar Life Insurance Agreements:

See Split-Dollar Life Insurance Agreements as included above in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

On July 24, 2013, we entered into an employment agreement, as amended on November 5, 2018, with Alan B. Miller (“Employment Agreement”) that stipulates that Mr. Miller will serve as the Chairman of our Board of Directors and Chief Executive Officer (“CEO”) through December 31, 2017, and provides for automatic annual renewals unless either party elects otherwise. During 2018, Mr. Miller’s Employment Agreement was automatically renewed for one year through December 31, 2020. The agreement also contemplates that Mr. Alan Miller will remain as Executive Chairman of our Board of Directors during the term of his CEO employment. The Employment Agreement also contains customary non-disparagement, non-solicitation and non-competition provisions.

In general, Mr. Alan Miller’s long-term stock-based incentive awards granted pursuant to his Employment Agreement will become fully vested upon termination of his employment other than by us for “cause” or voluntarily by Mr. Alan Miller before the end of the applicable term (under circumstances not involving a breach of the Employment Agreement by us).

If Mr. Alan Miller’s employment is terminated for “cause”, as defined in the Employment Agreement, he will be entitled to any benefits payable to or earned by Mr. Miller with respect to any period of his employment or other service prior to the date of such discharge.

If Mr. Alan Miller’s employment as Chief Executive Officer is terminated due to his disability, Mr. Alan Miller shall be paid a pro rata portion of the annual bonus which would otherwise have been payable for the year in which his employment terminates, plus an amount equal to one-half of Mr. Alan Miller’s base salary, payable in twelve equal monthly installments. If Mr. Alan Miller’s employment or service terminates due to his death, Mr. Alan Miller’s beneficiary shall receive a pro rata portion of the annual bonus which would otherwise have been payable to Mr. Alan Miller for the year of his death.

If Mr. Miller terminates his employment or other service under the Employment Agreement because of a material change in the duties of his office or any other breach by us of our obligations, or in the event of the termination of Mr. Alan Miller’s employment by us without cause or otherwise in breach of the Employment Agreement, Mr. Alan Miller will generally continue to receive all of the cash compensation, benefits and minimum long term incentive compensation set forth in the Employment Agreement as if his employment or service had not terminated, and the vesting of his long-term incentive plan awards will accelerate.

The following table provides quantitative disclosure of the estimated payments that would be made to Mr. Alan Miller under his Employment Agreement as of December 31, 2018, the last business day of our fiscal 2018, assuming that the Employment Agreement would have been in effect at that time:

	Cash Severance Payment ($)		Perquisites/ Benefits ($)		Vesting Acceleration of Previously Granted Stock Based Awards ($) (e.)	Long Term Incentive Plan Awards ($)		Total Termination Benefits ($)
Alan B. Miller
Termination by Us for “Cause”	$0		$0		$0	$0		$0
Termination Due to Mr. Alan Miller’s Disability	$1,700,000	(a.)	$0		$42,876,584	$0		$44,576,584
Termination Due to Mr. Alan Miller’s Death	$0		$0		$42,876,584	$0		$42,876,584
Termination by Mr. Alan Miller for “Breach by the Company” or Termination by the Company Without Cause	$6,868,000	(b.)	$2,387,797	(c.)	$42,876,584	$4,000,000	(d.)	$56,132,381

(a.)	Based upon 50% of the targeted 2019 non-equity incentive plan bonus award and 50% (6 months) of Mr. Alan Miller’s 2019 base salary.
(b.)

Assumes (i) continuation of all cash compensation through 2020 (automatic annual renewal termination date); (ii) annual base salary increase of 2.0% through 2020, and; (iii) an annual bonus award equal to 100% of his estimated base salary through 2020, which assumes the achievement of the bonus opportunity target set forth under Mr. Alan Miller’s employment agreement.

(c.)

Assumes (i) continuation of all entitled perquisites through 2020; (ii) continuation of insurance premiums in connection with long-term disability, our 401(k) match and charges all of which were based upon the actual 2018 amounts. Additionally, assumes premiums due in connection with split-dollar life insurance agreements through 2020. Please see the Summary Compensation and the All Other Compensation table included herein.

(d.)

Pursuant to the terms of the amendment to the Employment Agreement dated November 5, 2018, assumes continuation of minimum long-term incentive compensation through 2020 with 50% being in the form of restricted stock and 50% in the form of cash.

(e.)

Represents grant date fair value of unvested awards as of December 31, 2018. The full grant date fair values of these awards were also included in the Summary Compensation Table in the year of original grant.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Alan B. Miller, the Chairman of our Board of Directors and Chief Executive Officer.

As is permitted under the SEC rules, we reasonably determined our median employee by using the greater of total annual W-2 wages of employees both in the U.S. and the U.K. who were employed as of December 31, 2018 (excluding Mr. Miller), or calculated annualized pay for those who commenced work during 2018 or were on a leave of absence.  The employee population consisted of our full-time, part-time and temporary employees.  The inclusion of part-time and temporary employees reduces the median of the annual total compensation for the overall group of our employees. Due to the amount of turnover and job status changes that exist in the healthcare industry, we recalculated the median employee in 2018 and determined that person’s total compensation was $40,826. The ratio of CEO pay to median worker pay is 578:1.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2018 DIRECTOR COMPENSATION

The following table provides information concerning the compensation of our non-employee Directors for 2018.

Name	Fees Earned or Paid in Cash ($)	Grant Date Fair Value Stock Awards (1.) ($)	Grant Date Fair Value Option Awards (2.) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Lawrence S. Gibbs	$84,500	$0	$281,640	$0	$0	$366,140
John H. Herrell (3.)	$35,740	$0	$0	$0	$0	$35,740
Robert H. Hotz	$93,500	$0	$281,640	$0	$0	$375,140
Eileen C. McDonnell	$85,226	$0	$281,640	$0	$0	$366,866
Warren J. Nimetz	$61,973	$0	$281,640	$0	$0	$343,613
Elliot J. Sussman, M.D.	$64,890	$0	$281,640	$0	$0	$346,530

(1.)	There were no restricted stock awards made to our non-employee directors during 2018.
(2.)	Each non-employee director received 10,000 stock options on April 13, 2018, which had a grant date fair value of $281,640 or $28.164 per share.
(3.)	Mr. John H. Herrell retired from our Board of Directors on May 16, 2018. All unvested stock options were cancelled on May 16, 2018.

As of December 31, 2018 the following stock options were outstanding for each director:

Lawrence S. Gibbs	61,250
Robert H. Hotz	65,000
Eileen C. McDonnell	53,750
Warren J. Nimetz	10,000
Elliot J. Sussman, M.D.	10,000

2018 Cash Compensation.    During 2018, all non-employee directors received a pro rata annual retainer of $65,000 for service on the Board of Directors. Additionally, during 2018, John H. Herrell, Chairperson of the Audit Committee received a pro rata annual retainer of $10,000 for his services in that capacity through his retirement on May 16, 2018 ($3,699 on pro rata basis). Eileen C. McDonnell, Chairperson of the Audit Committee effective May 16, 2018, received a pro rata annual retainer of $10,000 for her services in that capacity ($6,301 on pro rata basis), as well as a pro rata annual retainer of $2,500 for her services as a member of the Audit Committee through May 16, 2018 ($925 on pro rata basis). Lawrence S. Gibbs, Robert H. Hotz and Elliott J. Sussman, members of the Audit Committee, each received an annual retainer of $2,500 for services in that capacity. Also during 2018, Robert H. Hotz, received $5,000 for his services as Chairperson of the Compensation Committee and an additional $5,000 for his services as Chairperson of the Nominating & Governance Committee. Each non-employee director also was paid a $1,000 meeting fee for participation in each committee meeting in excess of 30 minutes. Committee meeting fees paid during 2018 were as follows: Robert H. Hotz was paid $16,000, Eileen C. McDonnell was paid $13,000, John H. Herrell was paid $8,000, Lawrence S. Gibbs was paid $17,000 and Elliot J. Sussman, M.D. was paid $12,000.  Warren J. Nimetz was not paid any committee meeting fees during 2018.

2018 Stock Option Awards. On April 13, 2018, all non-employee directors (with the exception on John H. Herrell, who retired on May 16, 2018) received options to purchase 10,000 shares of our Class B Common Stock at an exercise price of $119.64 per share. These options had a grant date fair value of $28.164 per share. These stock options were granted under our Third Amended and Restated 2005 Stock Incentive Plan, vest ratably over four years and expire on the fifth anniversary of the grant date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2018 and written representations from our executive officers and directors, we believe that during the 2018 fiscal year, the officers, directors and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alan B. Miller serves as the Chairman of our Board of Directors and Chief Executive Officer (“CEO”). Alan B. Miller also serves as the Chairman of the Board of Trustees, CEO and President of Universal Health Realty Income Trust (“UHT”), a publicly traded real estate investment trust which commenced operations in 1986. The Company acts as advisor to UHT pursuant to the terms of an annually renewable advisory agreement and also leases the real property of certain of its facilities from UHT.

Marc D. Miller serves as our President and a member of our Board of Directors. Marc D. Miller is the son of Alan B. Miller. Marc D. Miller is a named executive officer and therefore the salary and other compensation arrangements between us and Marc D. Miller are disclosed and described throughout this Proxy Statement. Additionally, Marc D. Miller serves as a member of the Board of Trustees of UHT, and also serves as a member of the Board of Directors of Premier, Inc., a healthcare performance improvement alliance which contracts with the Company pursuant to a group purchasing agreement.

Warren J. Nimetz, a member of our Board of Directors and a member of the Executive Committee and the Finance Committee, is a Partner in Norton Rose Fulbright US LLP, the law firm we use as outside corporate counsel. We paid approximately $461,000 in legal fees to this law firm in 2018.  This law firm also provides personal legal services to Alan B. Miller, our CEO.   Mr. Nimetz is the trustee of certain trusts for the benefit of Alan B. Miller and his family.

Pursuant to our Code of Business Conduct and Corporate Standards, all employees, officers and directors of the Company and its subsidiaries are prohibited from engaging in any relationship or financial interest which is a conflict of interest with, or which interferes or has the potential to interfere with, the interests of the Company or any of its subsidiaries or facilities. In addition, all employees, officers and directors of the Company and its subsidiaries are required to disclose to our chief compliance officer any financial interest or ownership interest or any other relationship that he or she (or a member of his or her immediate family) has with customers, vendors, or competitors of the Company or any of its subsidiaries or facilities.

All employees, officers and directors of the Company and its subsidiaries are prohibited from entering into a related party transaction with the Company without the prior approval of Ms. Mia Meloni, our Chief Compliance Officer. Any request for the Company to enter into a transaction with an employee, officer or director or any of such persons’ immediate family members must first be presented to our Chief Compliance Officer for review, consideration and approval. In approving or rejecting the proposed agreement, our Chief Compliance Officer will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Our Chief Compliance Officer shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by our Chief Compliance Officer.

Except as otherwise disclosed in this Proxy Statement, since the beginning of the Company’s last fiscal year, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any employee, executive officer or director, holder of more than 5% of our voting securities, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Please see “Corporate Governance—Director Independence” for additional information on the independence of our directors.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has affirmatively determined that four of its seven current members (Robert H. Hotz, Lawrence S. Gibbs, Eileen C. McDonnell and Elliot J. Sussman, M.D.) are independent directors under the applicable rules and regulations of the SEC and the New York Stock Exchange listing standards.

In determining independence, the Board of Directors affirmatively determines each year whether directors have any material relationship with us. When assessing the materiality of a director’s relationship with us, the Board of Directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Directors has concluded that no material relationship exists between us and any of our independent directors, other than each such person’s position as one of our directors.

We are eligible to be treated as a controlled company under New York Stock Exchange Rule 303A due to the fact that the family of Alan B. Miller holds more than 95% of the shares of Class A and Class C Common Stock, which is entitled to elect 80% of the entire Board of Directors and constitutes more than 50% of our aggregate voting power. New York Stock Exchange Rule 303A states that a controlled company need not have a majority of independent directors on its board or have nominating/corporate governance and compensation committees composed entirely of independent directors. We have elected to avail ourselves of a limited aspect of the Rule 303A exemption, determining that the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for Board positions that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock of the Company. We currently intend to have a majority of independent directors on our Board of Directors and all independent directors on our Audit Committee, Compensation Committee and Nominating & Governance Committee.

Meetings of the Board of Directors

Regular meetings of the Board of Directors are generally held every other month, while special meetings are called when necessary. Before each Board of Directors or committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2018, there were six regular meetings of the Board of Directors and one special meeting. All directors participated in each of the meetings of the Board of Directors and all or substantially all of meetings held by the respective committees on which they served, if applicable. Directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the 2018 Annual Meeting of Stockholders.

Our Corporate Governance Guidelines provide that the Board of Directors shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board of Directors, executive sessions where non-management directors (i.e., directors who are not our officers, but who do not otherwise have to qualify as “independent directors”) meet without management participation (except as otherwise specifically requested by the non-management directors). Interested parties may communicate directly and confidentially with the presiding director or with the non-management directors of the Board of Directors as a group by writing to that person or group at Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406.

Board Leadership Structure and Board of Directors

Mr. Alan B. Miller serves as both the Company’s Chairman of the Board and CEO. Robert H. Hotz serves as the Lead Independent Director and presides over the executive sessions of the non-management directors. The Company believes this structure allows all of the non-management directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Director should serve as a Director of the Company, in light of the Company’s business and structure, are as follows:

Alan B. Miller has been a Director of the Company since 1978. Mr. Alan Miller has been the Company’s Chairman of the Board of Directors and CEO since 1978, when he founded the Company. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Mr. Alan Miller currently serves as Chairman of the Board of Trustees, CEO and President of Universal Health Realty Income Trust. Mr. Alan Miller oversees all of the Company’s businesses, its operations, development and overall strategy. As a result of his many years of service, Mr. Alan B. Miller provides expertise on the hospital management industry.

Marc D. Miller has been a Director of the Company since 2006 and was appointed President of the Company in May 2009. Previously he has served in various management positions including: Senior Vice President and Co-Head of our Acute Care Division (2007-2009); Vice President, Acute Care Division (2004-2007), and; Assistant Vice President and Group Director of the Acute Care Division, Eastern Region (2003-2004). He has also served in other management positions at various acute care hospitals from 1999 to 2003. Additionally, Mr. Marc D. Miller serves as a member of the Board of Trustees of Universal Health Realty Income Trust and as a member of the Board of Directors of Premier, Inc. Mr. Marc D. Miller provides expertise on the hospital management industry.

Robert H. Hotz has been a Director of the Company since 1991. He is Senior Managing Director, Global Co-Head of Corporate Finance and Vice Chairman of Houlihan Lokey Howard & Zukin. He previously served as a member of the Board of Directors of Houlihan Lokey Howard & Zukin from 2002-2015. He has also been a member of the Operating Committee of Houlihan Lokey Howard & Zukin since June 2002. Mr. Hotz was formerly Senior Vice Chairman, Investment Banking for the Americas, of UBS LLC. Mr. Hotz provides expertise on financial and strategic advisory matters.

Lawrence S Gibbs has been a Director of the Company since 2011. Since January, 2017, he has served as the Chief Investment Officer at Erdos Capital. Prior thereto, he was Managing Partner at Cannonball Trading,

LLC from 2010 to 2017, a Portfolio Manager at JP Morgan Chase Bank NA from 2006 to 2009 and a Portfolio Manager at Millennium Partners, LLC from 2005 to 2006. Mr. Gibbs provides expertise on corporate finance and investment matters.

Eileen C. McDonnell has been a Director of the Company since 2013. Ms. McDonnell currently serves as Chairman and Chief Executive Officer of The Penn Mutual Life Insurance Company. She joined Penn Mutual in 2008 and previously served as President of the company. Ms. McDonnell was also appointed to The Penn Mutual Board of Trustees in 2010. Before joining Penn Mutual, Ms. McDonnell founded ExecMPower, a strategic planning and executive coaching consultancy. Previously, she was president of New England Financial, a wholly owned subsidiary of MetLife, and senior vice president of the Guardian Life Insurance Company. Ms. McDonnell also serves on the Board of Janney Montgomery Scott LLC, a wholly owned subsidiary of Penn Mutual. Ms. McDonnell serves as the Chairman of the Insurance Federation of Pennsylvania. She also serves on the Corporate Council of Children’s Hospital of Philadelphia and is a national advisor to Vision 2020, an initiative of Drexel University College of Medicine Institute for Women’s Health and Leadership. Ms. McDonnell provides expertise on the insurance industry and financial matters.

Warren J. Nimetz was elected to our Board of Directors in January, 2018. Mr. Nimetz has been a Partner at the law firm of Norton Rose Fulbright US LLP since 1987, and he is Administrative Partner of the New York office. Mr. Nimetz focuses his practice on general corporate and securities law, with special emphasis on mergers and acquisitions of public and private companies and related corporate governance issues.  Mr. Nimetz advises public and private companies’ boards of directors and their committees on all aspects of corporate governance and has special expertise in structuring and negotiating transactions involving the acquisition, financing and disposition of hospital and other health care and life science companies and properties. Mr. Nimetz provides expertise on legal matters.

Elliot J. Sussman, M.D. was elected to our Board of Directors in March, 2018. Dr. Sussman is Chairman of The Villages Health. He previously served as President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 through 2010. He has been a member of the Board of Directors of Yale New Haven Health System since 2011. Dr. Sussman provides expertise on the management of hospitals and health systems.

The Board holds six regular meetings each year to consider and address matters involving the Company. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The independent directors also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee, a Nominating & Governance Committee, an Executive Committee and a Finance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Company, the Board, among other things, oversees risk management of the Company’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Company are risks related to concentration of the locations of our facilities, dependence on payments from the government and other third party payors, the inability to collect payments from patients, a worsening of the economic and employment conditions in the United States, uncertainties regarding health care reform, competition for patients from other hospitals and health care providers, our ability to recruit and retain quality physicians, our ability to attract and retain qualified nurses and medical support staff, compliance with extensive laws and government regulations, liabilities from claims brought against our facilities, governmental investigations, regulatory actions, whistleblower lawsuits and purported shareholder class action lawsuits, accreditation of our facilities, acquisition and integration of hospitals, state efforts to regulate the construction or expansion of health care facilities, fluctuations in our operating results, quarter to quarter earnings and other factors, significant corporate regulation as a public company, and dependence on key management personnel.

The Board’s role in the Company’s risk oversight process includes regular reports from senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Company and other matters relating to risk management. The Audit Committee also receives regular reports from the Company’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Company. Robert H. Hotz, the Lead Independent Director, periodically meets with management and the Company’s independent registered public accounting firm to review and discuss the activities of the Company and to provide direction with respect thereto.

Stockholder Communications

Stockholders who wish to send communications to the Board of Directors or an individual director should address such communications to Universal Health Services, Inc., c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Directors

The Compensation Committee, the Audit Committee, the Nominating & Governance Committee, the Executive Committee and the Finance Committee are the standing committees of the Board of Directors. A current copy of our Corporate Governance Guidelines, Code of Business Conduct and Corporate Standards, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhsinc.com. Copies of these documents also are available in print free of charge to any stockholder who requests them. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee.    The current members of the Compensation Committee are Robert H. Hotz (Chairman), Lawrence S. Gibbs and Elliot J. Sussman, M.D., The Compensation Committee met eight times during 2018. The Board of Directors has determined, in its business judgment, that each member of the Compensation Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Compensation Committee reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates their performance, determines and approves their compensation level, reviews and determines the form and amount of compensation of the non-management members of the Board of Directors, administers incentive-compensation plans and equity-based plans and approves compensation awards, among other duties and responsibilities.

The amount and mix of the compensation paid to our named executive officers and directors are evaluated on an annual basis. See the section titled “Compensation Setting Process,” in the Compensation Discussion & Analysis for an additional discussion.

The Compensation Committee has the authority to establish one or more subcommittees that shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time. The Compensation Committee also has the sole authority to retain and terminate compensation consultants to assist it in evaluating our compensation plans, particularly those pertaining to our directors, our Chief Executive Officer and our other executive officers, and to approve the fees and other terms relating to the provision of those services. As discussed in the Compensation Discussion and Analysis, unlike our other named executive officers, Mr. Alan Miller’s compensation is determined in large part by the terms of his employment agreement.

Audit Committee.    Current members of the Audit Committee are Eileen C. McDonnell (Chairperson), Robert H. Hotz, Lawrence S. Gibbs and Elliot J. Sussman, M.D. No member serves on the audit committee of more than three public companies. The Audit Committee met thirteen times during 2018.

The Board of Directors has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange and is financially literate and that Eileen C. McDonnell qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to: the integrity of our financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of our internal audit function and independent auditors, the independent auditors’ qualifications and independence and our compliance with legal and regulatory requirements. This Committee has the authority, duties and responsibilities set forth in its Audit Committee Charter, as amended.

Nominating & Governance Committee.    The current members of the Nominating & Governance Committee are Robert H. Hotz (Chairman), Lawrence S. Gibbs and Elliot J. Sussman, M.D. This Committee met three times during 2018. The Board of Directors has determined, in its business judgment, that each member of the Nominating & Governance Committee qualifies as an “independent” director under the regulations adopted by the SEC and the New York Stock Exchange.

The Nominating & Governance Committee was established, with respect to those directors who are to be elected by the holders of Class B and Class D Common Stock of the Company in accordance with the our

Restated Certificate of Incorporation, for the purpose of: (i) assisting the Board of Directors by identifying individuals who are qualified to become directors, consistent with the criteria approved by the Board of Directors; (ii) recommending to the Board of Directors Class B and D director nominees for the next annual meeting of stockholders at which a Class B and D director is to be elected; (iii) developing and recommending to the Board of Directors a set of corporate governance principals in the form of our corporate governance guidelines; (iv) leading and overseeing the Board of Directors in its annual review of the performance of the Board of Directors and our management, and; (v) recommending to the Board of Directors director nominees for each committee of the Board of Directors. The Nominating & Governance Committee provides such assistance in identifying and recommending Class A and Class C Common Stock director nominees as may be requested by the entire Board of Directors. The Nominating & Governance Committee adopted our Corporate Governance Guidelines.

In light of the concentration of over 95% of the voting power of our Class A and Class C Common Stock in a single individual and related entities, and in accordance with the “Controlled Companies” exemption set forth in Section 303A of the New York Stock Exchange Listed Company Manual, the Nominating & Governance Committee is not responsible for identifying and recommending qualified candidates for directors that, in accordance with our Restated Certificate of Incorporation, are to be elected by the holders of Class A and Class C Common Stock. The Nominating & Governance Committee shall, however, provide such assistance in identifying and recommending Class A and C Director nominees as may be requested by the entire Board of Directors.

The Nominating & Governance Committee will consider Class B and D director nominees recommended by stockholders. Under our Restated Certificate of Incorporation, the number of directors to be elected by the Class B and D Common stockholders is limited to 20% of the entire Board of Directors, or a maximum of two directors. Stockholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Secretary, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which stockholder proposals for presentation at the next Annual Meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Directors decides to increase the number of directors.

The Nominating & Governance Committee identifies and evaluates committee-recommended Class B and D director nominees considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Directors and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Directors and our governance. The Nominating & Governance Committee seeks persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company. Additionally, strong analytical skills, independence, energy, forthrightness and integrity are desired characteristics that the Nominating & Governance Committee seeks in potential candidates. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Board of Directors believes that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds, including diversity of gender and race that, when considered as a group, provide a sufficient mix of perspectives to allow the Board of Directors to best fulfill its responsibilities to the long-term interests of our stockholders. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a stockholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify Class B and D director candidates.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors, to advise and aid our officers in all matters concerning the management of the business and, while the

Board of Directors is not in session, has the power and authority of the Board of Directors to the fullest extent permitted under law. The Executive Committee did not meet in 2018. Members of the Committee are Alan B. Miller (Chairman), Robert H. Hotz, Marc D. Miller and Warren J. Nimetz.

Finance Committee.    The Finance Committee is responsible for reviewing our overall long-term financial planning. The Finance Committee did not meet during 2018. Members of this Committee are Alan B. Miller (Chariman), Robert H. Hotz, Marc D. Miller and Warren J. Nimetz.

AUDIT COMMITTEE REPORT

The Board of Directors is committed to the accuracy and integrity of the Company’s financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s consolidated financial statements and internal controls;
•	changes in our accounting practices, principles, controls or methodologies, or in the Company’s financial statements;
•	significant developments in accounting rules;
•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and
•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter that was originally adopted by the Board of Directors in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2018:

•	First, the Audit Committee discussed with our independent auditors the overall scope and plans for their audits.
•	Second, the Audit Committee met with the independent auditors, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.
•

Third, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States).
•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

The Audit Committee reviewed and discussed our consolidated financial statements with the Board of Directors and discussed them with PricewaterhouseCoopers LLP during the 2018 fiscal year, along with the matters required to be discussed by Statement of Auditing Standard No. 16, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board.  The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with PricewaterhouseCoopers LLP its independence.

Based on the discussions with PricewaterhouseCoopers LLP and management, the consolidated financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our 2018 Annual Report on Form 10-K, as filed on February 27, 2019.

Audit Committee

Eileen C. McDonnell

Robert H. Hotz

Lawrence S. Gibbs

Elliot J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors during 2018 and 2017. Representatives from PwC will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

PwC’s audit report on our consolidated financial statements as of and for the years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Set forth below are the fees paid or accrued for the services of PwC during 2018 and 2017:

	2018	2017
Audit fees	$3,141,000	$3,018,000
Audit-related fees	25,000	—
Tax fees	71,400	72,894
All other fees	120,000	559,384
Total	$3,357,400	$3,650,278

Audit fees consisted of professional services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2018 and 2017 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with regulatory filings, acquisitions and other matters.

Fees for tax services in 2018 and 2017 consisted primarily of consultation on various tax matters related to us and our subsidiaries, including preparation of federal and state income tax returns for certain of our subsidiaries.

The other fees to PwC consist of:

2018: consulting services related to an enhanced reimbursement project.

2017: (i) consulting services related to U.K. acquisitions ($459,784); (ii) consulting services related to an enhanced reimbursement project ($45,000), and; (iii) Independent Review Organization services ($54,600).

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 4, 2019

PROXY CLASS A COMMON STOCK CLASS C COMMON STOCK UNIVERSAL HEALTH SERVICES, INC. This Proxy Solicited By The Board Of Directors For The Annual Meeting Of Stockholders To Be Held On May 15, 2019 Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. (the “Company”) held of record by the undersigned on March 19, 2019 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 15, 2019 at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked. Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 15, 2019. The Proxy Statement and Annual Report to Stockholders are available at www.edocumentview.com/uhs THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK ‘ ACCOUNT NUMBER CLASS A COMMON CLASS C COMMON The Board of Directors recommends a vote FOR Proposals 1 and 2, and AGAINST Proposal 3: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. 1. The Election of Warren J. Nimetz DATED: ‘ For ‘ Withhold Authority SIGNATURE: 2. To ratify the selection of PricewaterhouseCoopers LLP, as the company’s independent registered SIGNATURE: public accounting firm for the fiscal year ending December 31, 2019. IMPORTANT: Please sign exactly as name appears at the left. ‘ For ‘ Against ‘ Abstain Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. 3. Stockholder proposal regarding proxy access if properly presented at the meeting. The above-signed acknowledges receipt of the Notice of ‘ For ‘ Against ‘ Abstain Annual Meeting of Stockholders. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF WARREN J. NIMETZ AS DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019, AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS IF PROPERLY PRESENTED AT THE MEETING

Universal Health Services, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 14, 2019. Online Go to www.envisionreports.com/UHS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/UHS Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR the nominee listed in Proposal 1, FOR Proposal 2, and AGAINST Proposal 3. A 1. Nominee: + 01. Election of Director: For Withhold 01 - Robert H. Hotz For Against Abstain For Against Abstain 2. Proposal to ratify the selection of PricewaterhouseCoopers LLP 3. Stockholder proposal regarding proxy access if properly as the Company’s independent registered public accounting presented at the meeting. firm for the fiscal year ending December 31, 2019. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND AGAINST STOCKHOLDER PROPOSAL 3. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02ZZJB

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Wednesday, May 15, 2019: The Proxy Statement and Annual Report to Stockholders are available at http://www.envisionreports.com/UHS Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UHS • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — UNIVERSAL HEALTH SERVICES, INC. + UNIVERSAL HEALTH SERVICES, INC. This Proxy Solicited By The Board Of Directors For The Annual Meeting Of Stockholders To Be Held On May 15, 2019 Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health Services, Inc. held of record by the undersigned on March 19, 2019 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 15, 2019, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Please call 1-800-814-5819 to obtain directions to the Annual Meeting to vote in person. Any and all proxies heretofore given are hereby revoked. THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +